                                                                    Exhibit 10.1

                                CREDIT AGREEMENT

                           Dated as of March 30, 2006

                                      among

                            WORLD AIRWAYS, INC., and
                         NORTH AMERICAN AIRLINES, INC.,

                                  as Borrowers,

                       EACH OF THE FINANCIAL INSTITUTIONS
                          INITIALLY A SIGNATORY HERETO,
                          TOGETHER WITH THOSE ASSIGNEES
                        PURSUANT TO SECTION 14.5 HEREOF,

                                   as Lenders,

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,

                                    as Agent

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................      1
   1.1   General Definitions.............................................      1
   1.2   Accounting Terms and Determinations.............................     32
   1.3   Other Definitional Terms........................................     33
ARTICLE II LOANS.........................................................     33
   2.1   Revolving Loans.................................................     33
   2.2   Optional and Mandatory Prepayments; Reduction of Revolving
            Credit Committed Amount......................................     38
   2.3   Payments and Computations.......................................     40
   2.4   Maintenance of Account..........................................     42
   2.5   Statement of Account............................................     43
   2.6   Taxes...........................................................     43
   2.7   Sharing of Payments.............................................     45
   2.8   Allocation of Payments; Pro Rata Treatment......................     46
   2.9   Extensions and Conversions......................................     47
   2.10  Replacement of Lenders..........................................     48
ARTICLE III LETTERS OF CREDIT............................................     49
   3.1   Issuance........................................................     49
   3.2   Notice and Reports..............................................     50
   3.3   Participation...................................................     50
   3.4   Reimbursement...................................................     50
   3.5   Repayment with Revolving Loans..................................     51
   3.6   [Intentionally Omitted.]........................................     52
   3.7   Uniform Customs and Practices...................................     52
   3.8   Indemnification; Nature of Issuing Bank's Duties................     52
   3.9   Responsibility of Issuing Bank..................................     53
   3.10  Conflict with Letter of Credit Documents........................     54
ARTICLE IV INTEREST AND FEES.............................................     54
   4.1   Interest on Loans...............................................     54
   4.2   Interest After Event of Default.................................     54
   4.3   Unused Line Fee.................................................     55
   4.4   Lenders' Fees...................................................     55
   4.5   Letter of Credit Fees...........................................     55
   4.6   Authorization to Charge Account.................................     55
   4.7   Indemnification in Certain Events...............................     56
   4.8   Inability To Determine Interest Rate............................     56
   4.9   Illegality......................................................     57
   4.10  Funding Indemnity...............................................     57
ARTICLE V CONDITIONS PRECEDENT...........................................     58
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                                TABLE OF CONTENTS
                                   (continued)

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   5.1   Closing Conditions..............................................     58
   5.2   Condition to all Loans and Letters of Credit....................     63
ARTICLE VI REPRESENTATIONS AND WARRANTIES................................     63
   6.1   Organization and Qualification..................................     64
   6.2   Solvency........................................................     64
   6.3   Liens; Inventory; Spare Parts...................................     64
   6.4   No Conflict.....................................................     65
   6.5   Enforceability..................................................     65
   6.6   Financial Data; Forecasts; Material Adverse Change..............     65
   6.7   Locations of Offices, Records and Inventory.....................     66
   6.8   Fictitious Business Names.......................................     66
   6.9   Subsidiaries....................................................     66
   6.10  No Judgments or Litigation......................................     67
   6.11  No Defaults.....................................................     67
   6.12  No Employee Disputes............................................     67
   6.13  Compliance with Law.............................................     67
   6.14  ERISA...........................................................     68
   6.15  Compliance with Environmental Laws..............................     68
   6.16  Use of Proceeds.................................................     69
   6.17  Intellectual Property...........................................     69
   6.18  Licenses and Permits............................................     70
   6.19  Title to Property...............................................     70
   6.20  Labor Matters...................................................     71
   6.21  Investment Company, Etc.........................................     71
   6.22  Margin Security.................................................     71
   6.23  No Event of Default.............................................     72
   6.24  Taxes and Tax Returns...........................................     72
   6.25  No Other Indebtedness...........................................     72
   6.26  Status of Accounts..............................................     72
   6.27  Representations and Warranties..................................     72
   6.28  Material Contracts..............................................     73
   6.29  Survival of Representations.....................................     73
   6.30  Affiliate Transactions..........................................     73
   6.31  Trade Suppliers.................................................     73
   6.32  Key Members of Management.......................................     73
   6.33  Accuracy and Completeness of Information........................     73
   6.34  Anti-Terrorism Laws.............................................     74
   6.35  Deposit Accounts................................................     75
   6.36  Force Majeure...................................................     75
   6.37  Dealings With Government........................................     75
ARTICLE VII  AFFIRMATIVE COVENANTS.......................................     75
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                                TABLE OF CONTENTS
                                   (continued)

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   7.1   Financial Information...........................................     75
   7.2   Inventory; Spare Parts..........................................     78
   7.3   Corporate Existence.............................................     78
   7.4   ERISA...........................................................     78
   7.5   Proceedings or Adverse Changes..................................     80
   7.6   Environmental Matters...........................................     80
   7.7   Books and Records; Inspection...................................     81
   7.8   [Intentionally Omitted.]........................................     82
   7.9   Security Interests..............................................     82
   7.10  Insurance; Casualty Loss........................................     82
   7.11  Taxes...........................................................     84
   7.12  Compliance With Laws............................................     84
   7.13  Use of Proceeds.................................................     84
   7.14  Fiscal Year; Accounting Policies................................     85
   7.15  Notification of Certain Events..................................     85
   7.16  Additional Borrowers and Guarantors.............................     85
   7.17  Schedules of Accounts and Purchase Orders.......................     86
   7.18  Collection of Accounts..........................................     86
   7.19  Notice; Credit Memoranda; and Returned Goods....................     87
   7.20  Acknowledgment Agreements.......................................     87
   7.21  [Intentionally Omitted.]........................................     87
   7.22  Maintenance of Property.........................................     87
   7.23  Revisions or Updates to Schedules...............................     87
   7.24  Anti-Terrorism Laws.............................................     88
ARTICLE VIII FINANCIAL COVENANTS.........................................     88
   8.1   Leverage Ratio..................................................     88
   8.2   Fixed Charge Coverage Ratio.....................................     88
   8.3   Capital Expenditures............................................     89
ARTICLE IX NEGATIVE COVENANTS............................................     89
   9.1   Restrictions on Liens...........................................     89
   9.2   Restrictions on Additional Indebtedness.........................     89
   9.3   Restrictions on Sale of Assets..................................     89
   9.4   No Corporate Changes............................................     90
   9.5   No Guarantees...................................................     90
   9.6   No Restricted Payments..........................................     90
   9.7   No Investments..................................................     90
   9.8   No Affiliate Transactions.......................................     90
   9.9   No Prohibited Transactions Under ERISA..........................     91
   9.10  No Additional Bank Accounts.....................................     92
   9.11  [Intentionally Omitted.]........................................     92
   9.12  Amendments of Material Contracts................................     92
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                                TABLE OF CONTENTS
                                   (continued)

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   9.13  Additional Negative Pledges.....................................     92
   9.14  Subordinated Debt...............................................     92
   9.15  Sale and Leaseback..............................................     93
   9.16  Licenses, Etc...................................................     93
   9.17  Limitations.....................................................     93
   9.18  [Intentionally Omitted.]........................................     93
   9.19  Issuance of Capital Stock.......................................     93
   9.20  Hedge Transactions..............................................     93
ARTICLE X POWERS.........................................................     94
   10.1  Appointment as Attorney-in-Fact.................................     94
   10.2  Limitation on Exercise of Power.................................     94
ARTICLE XI EVENTS OF DEFAULT AND REMEDIES................................     95
   11.1  Events of Default...............................................     95
   11.2  Acceleration....................................................     97
ARTICLE XII TERMINATION..................................................     98
ARTICLE XIII THE AGENT...................................................     98
   13.1  Appointment of Agent............................................     98
   13.2  Nature of Duties of Agent.......................................     99
   13.3  Lack of Reliance on Agent.......................................     99
   13.4  Certain Rights of the Agent.....................................    100
   13.5  Reliance by Agent...............................................    100
   13.6  Indemnification of Agent........................................    100
   13.7  The Agent in its Individual Capacity............................    100
   13.8  Holders of Notes................................................    101
   13.9  Successor Agent.................................................    101
   13.10 Collateral Matters..............................................    102
   13.11 Actions with Respect to Defaults................................    103
   13.12 Delivery of Information.........................................    104
   13.13 No Reliance on Agent's Customer Identification Program..........    104
   13.14 USA Patriot Act.................................................    104
ARTICLE XIV MISCELLANEOUS................................................    104
   14.1  Waivers.........................................................    104
   14.2  JURY TRIAL......................................................    105
   14.3  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE................    105
   14.4  Notices.........................................................    106
   14.5  Assignability...................................................    107
   14.6  Information.....................................................    110
   14.7  Payment of Expenses; Indemnification............................    110
   14.8  Entire Agreement, Successors and Assigns........................    112
   14.9  Amendments, Etc.................................................    112
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                                TABLE OF CONTENTS
                                   (continued)

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   14.10 Nonliability of Agent and Lenders...............................    113
   14.11 Independent Nature of Lenders' Rights...........................    113
   14.12 Counterparts....................................................    113
   14.13 Effectiveness...................................................    113
   14.14 Severability....................................................    114
   14.15 Headings Descriptive............................................    114
   14.16 Maximum Rate....................................................    114
   14.17 Right of Setoff.................................................    115
   14.18 Concerning Joint and Several Liability of the Borrowers.........    115
   14.19 Delegation of Authority.........................................    117

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                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A       Form of Acknowledgment Agreement
Exhibit B       Form of Assignment and Acceptance
Exhibit C       Form of Guaranty Agreement
Exhibit D       Form of Landlord Agreement
Exhibit E       Form of Pledge Agreement
Exhibit F       Form of Security Agreement
Exhibit G       Form of Revolving Note
Exhibit H       Form of Notice of Borrowing and Borrowing Base Certificate
Exhibit I-1     Form of Deposit Account Control Agreement
Exhibit I-2     Form of Securities Account Control Agreement
Exhibit J       Form of Notice of Extension/Conversion
Exhibit K       Form of Compliance Certificate
Exhibit L       Form of Borrowing Base Certificate
Exhibit M       Form of Joinder Agreement
Exhibit N       Form of Solvency Certificate
Exhibit O       Form of Account Designation Letter
Exhibit P       Form of Licensor Consent
Exhibit Q       Form of Contribution Agreement
Exhibit R       Form of Collateral Disclosure Certificate

                                    SCHEDULES

Schedule 1.1A   Lenders and Commitments
Schedule 1.1B   Liens
Schedule 1.1C   Indebtedness
Schedule 1.1D   Investments
Schedule 1.1E   Existing Letters of Credit
Schedule 6.1    Jurisdictions of Organization
Schedule 6.8    Fictitious Business Names
Schedule 6.7    Collateral Locations
Schedule 6.9    Subsidiaries
Schedule 6.10   Litigation
Schedule 6.14   ERISA
Schedule 6.15   Environmental Disclosures
Schedule 6.17   Intellectual Property
Schedule 6.19   Real Estate
Schedule 6.20   Labor Matters
Schedule 6.24   Taxes and Tax Returns
Schedule 6.28   Material Contracts
Schedule 6.30   Affiliate Transactions
Schedule 6.31   Trade Suppliers
Schedule 6.32   Key Members of Management
Schedule 6.35   Bank Accounts

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                                TABLE OF CONTENTS
                                   (continued)

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Schedule 14.4   Lenders' Lending Offices and Notice Information

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is entered into as of March 30, 2006, among WORLD AIRWAYS, INC., a Delaware corporation ("World Airways"), NORTH AMERICAN AIRLINES, INC., a Delaware corporation ("North American"), and any other Subsidiaries of the Parent (as defined in Section 1.1) which may become Borrowers hereunder pursuant to Section 7.16 (each of the foregoing, hereinafter, the "Borrowers" or individually referred to as a "Borrower"), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a "Lender" and, collectively, as the "Lenders"), and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), acting in the manner and to the extent described in Article XIII hereof (in such capacity, the "Agent").

                                   WITNESSETH:

     WHEREAS, the Borrowers wish to obtain a revolving credit facility to refinance approximately $30,000,000 of U.S. Government guaranteed loans and for the working capital, letter of credit and general corporate needs of the Borrowers; and

     WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to the Borrowers;

     NOW, THEREFORE, the Borrowers, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS.

     1.1 GENERAL DEFINITIONS.

As used herein, the following terms shall have the meanings herein specified:

     "Account Designation Letter" shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrowers to the Agent substantially in the form attached hereto as Exhibit O.

     "Accounts" shall mean all of each Credit Party's "accounts" as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable (whether or not specifically listed on schedules furnished to the Agent), and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel or aircraft under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Credit Party with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Credit Party.

     "Acknowledgment Agreements" shall mean (a) the acknowledgment agreements, substantially in the form of Exhibit A (or such other form as shall be acceptable to the Agent), between each Credit Party's warehousemen, aircraft lessors and the Agent, (b) Landlord Agreements and (c) Licensor Consents.

     "Acquired Company" shall mean the Person (or the assets thereof) which is acquired pursuant to an Acquisition.

     "Acquisition" shall mean the purchase of (i) the Capital Stock of a Person (other than pursuant to a stock repurchase program of the Parent permitted under Section 9.6), (ii) the assets of such Person through merger or consolidation with such Person or (iii) the plant, property and equipment of such Person, or a material part thereof, together with the related current assets and intangible assets of such Person.

     "Acquisition Documents" shall mean the purchase agreement pursuant to which an Acquisition is made in accordance with the terms hereof and thereof, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

     "Affiliate" shall mean, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (i) vote thirty-five percent (35%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

     "Agent" or "Administrative Agent" shall mean Wachovia as provided in the preamble to this Credit Agreement or any permitted successor to Wachovia acting in such capacity; provided, however, that so long as Wachovia is the only Lender pursuant to this Credit Agreement, all references to the Agent shall mean Wachovia in its capacity as the sole Lender.

     "Aggregate Borrowing Base" shall mean, collectively, the NA Borrowing Base and the WA Borrowing Base.

     "AMC" shall mean the Air Mobility Command, a unit of the United States Air Force.

     "Anti-Terrorism Law" shall mean the USA Patriot Act or any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

     "Applicable Percentage" means:

     (a)  when the Revolver Loans are Base Rate Loans, 0.00% per annum;

     (b)  when Revolver Loans are LMIR Loans, 2.00% per annum; and

     (c)  when the Revolver Loans are Eurodollar Loans, 2.00% per annum.

     "Approved Assignee" shall mean any Lender, an Affiliate of a Lender or an Approved Fund.

     "Approved Banks" shall have the meaning given such term in the definition of "Cash Equivalents" herein.

     "Approved Fund" shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Asset Disposition" shall mean the disposition (other than (x) a disposition described in clauses (a) or (b) of Section 9.3 or (y) a disposition described in clauses (c) or (d) of Section 9.3, so long as the proceeds thereof are used to repair existing assets or acquire other assets or property useful in the relevant Credit Party's business within one hundred eighty (180) days of such disposition or (z) the grant of licenses or sublicenses in the ordinary course of business) of any or all of the assets (including, without limitation, the Capital Stock of a Credit Party or Subsidiary of a Credit Party) of any Credit Party or its Subsidiaries, whether by sale, lease, transfer or otherwise, in a single transaction, or in a series of related transactions.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 14.5(f), in the form attached hereto as Exhibit B.

     "Assignment Act" shall mean, with respect to any US Government Account, the Federal Assignment of Claims Act of 1940, as amended from time to time, and, with respect to any other governmental entity or body, any comparable law, regulation, order, decree, or official pronouncement setting forth any requirements of law as to the attachment, perfection or priority of, or the ability of the Agent to enforce, the Agent's security interest in any Account or other Collateral payable by such entity or body.

     "Average Three Month Excess Borrowing Base Availability" shall mean the average Excess Borrowing Base Availability, if any, for a three fiscal month period, determined by averaging the calculations of the Borrowing Base contained in the monthly Borrowing Base Certificates delivered during the three most recently completed fiscal months prior to the date of determination.

     "Bank Products" shall mean any one or more of the following types of services or facilities extended to any of the Credit Parties by the Agent or any Affiliate of the Agent in reliance on the Agent's agreement to indemnify such
Affiliate: (i) Automated Clearing House (ACH) transactions and other similar money transfer services; (ii) cash management, including controlled disbursement and lockbox services; (iii) establishing and maintaining deposit accounts; (iv) credit cards or stored value cards; and (v) other similar or related bank products and services identified by the Credit Parties involved and the Agent or any Affiliate of the Agent as being intended to constitute Bank Products hereunder.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

     "Base Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

     "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

     "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Credit Party, any Subsidiary or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Blocked Person" shall have the meaning given to such term in Section 6.34.

     "Borrower" and "Borrowers" shall have the meaning given to such terms in the preamble of this Credit Agreement.

     "Borrowing Base" shall mean with respect to World Airways, the WA Borrowing Base, and with respect to North American, the NA Borrowing Base.

     "Borrowing Base Certificate" shall mean a borrowing base certificate in substantially the form of Exhibit L hereto.

     "Business Day" shall mean any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina, Atlanta, Georgia or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

     "Capital Expenditures" shall mean expenditures for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.

     "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

     "Capital Stock" shall mean (a) in the case of a corporation, capital stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) evidencing ownership or membership in the entity, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Concentration Account" shall mean a deposit account established and maintained by each of the Credit Parties, individually, over which the Agent has "control" (as such term is used in Article 9 of the UCC) by virtue of such account being maintained with the Agent, or, an account over which the Agent, for itself and for the benefit of the Lenders, otherwise has "control" pursuant to the terms of a Deposit Account Control Agreement in form and substance satisfactory to the Agent in its reasonable discretion.

     "Cash Equivalents" shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having either maturities of not more than one (1) year from the date of acquisition, or average maturities of not more than 390 days from the date of acquisition, (b) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above entered into with any Approved Bank, (d) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, (e) securities issued by a Government Sponsored Agency carrying a rating of at least AAA and having maturities of not more than one (1) year from the date of acquisition, (f) taxable municipal securities, dutch auction rate securities, and unconditional demand floating rate securities rated "A1, P1, F1, D1, MIG-1/VMIG-1, SP-1" or equivalent at the time of acquisition and having rate resets no less frequent than every ninety
(90) days, (g) corporate bonds and medium term notes with long-term debt ratings of at least "investment grade" and having maturities of not more than one (1) year from the date of acquisition, (h) taxable and tax exempt municipal bonds rated "A" or better and having maturities of not more than one (1) year from the date of acquisition, (i) auction rate preferred stocks rated "A" or better and having rate resets no less frequent than every ninety (90) days, (j) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (i) above, (k) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (i) above and (ii) has net assets of not less than $500,000,000, (l) funds held by Valley National Bank in connection with AMC-related contracts or arrangements so long as (i) such funds are managed in a consistent manner based on historical practices and (ii) the Agent is reasonably satisfied with the creditworthiness of Valley National Bank. All such Cash Equivalents must be denominated solely for payment in Dollars.

     "Casualty Loss" shall have the meaning given to such term in Section 7.10.

     "Change of Control" shall mean the occurrence of any of the following: (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more in voting power of the outstanding Voting Stock of the Parent, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent other than because of the replacement as a result of death or disability of one or more such directors.

     "Closing" shall mean the consummation of the first to occur under this Credit Agreement of (a) the making of the initial Loan by the Lenders to a Borrower under this Credit Agreement and (b) the issuance of any Letter of Credit by the Issuing Bank.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Collateral" shall mean any and all assets and rights and interests in or to the personal property (excluding leased property and assets acquired with purchase money indebtedness constituting Permitted Indebtedness) of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

     "Collateral Disclosure Certificate" means a certificate submitted by a Credit Party on or before the Closing Date pursuant to Section 5.1 hereto concerning certain factual information about such Credit Party, to be substantially in the form of Exhibit R attached hereto.

     "Collection Account" shall have the meaning given to such term in Section 2.3(b)(i).

     "Collection Bank" shall have the meaning given to such term in Section 2.3(b)(i).

     "Commitment" of any Lender shall mean the Revolving Credit Commitment of such Lender.

     "Compliance Certificate" shall mean a certificate, executed by the chief financial officer, controller or treasurer of the Parent, substantially in the form of Exhibit K.

     "Consolidated" or "consolidated" with reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and all of its consolidated Subsidiaries, consolidated in accordance with GAAP.

     "Consolidated Capital Expenditures" shall mean, for any applicable period of computation, an amount equal to the consolidated aggregate Capital Expenditures of the Parent and its consolidated Subsidiaries made during such fiscal period net of trade-ins and allowances, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Cash Taxes" shall mean, for any applicable period of computation, the sum of all taxes paid in cash by the Parent and its consolidated Subsidiaries during such period, determined on a consolidated basis in accordance with applicable law and GAAP.

     "Consolidated EBITDA" shall mean, for any applicable period of computation,
(a) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss for such period, plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Parent and its Subsidiaries for such period, plus (iii) depreciation, amortization and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges) of the Parent and its consolidated Subsidiaries for such period.

     "Consolidated EBITDAR" shall mean, for any applicable period of computation, the sum of (i) Consolidated EBITDA for such period plus (ii) Consolidated Rental Expense for such period.

     "Consolidated Fixed Charges" shall mean, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Indebtedness Payments made during such period plus (iii) Consolidated Rental Expense.

     "Consolidated Funded Indebtedness" shall mean, as of any date of determination, all Funded Indebtedness of the Parent and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" shall mean, for any applicable period of computation, all interest expense, net of cash interest income, of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" shall mean, for any applicable period of computation, the income (or deficit) of the Parent and its consolidated Subsidiaries for such period, net of interest expense, income taxes and depreciation and amortization for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Rental Expense" shall mean, for any applicable period of computation, the sum of all capital lease and operating lease expenses for aircraft and aircraft engines of the

Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Scheduled Funded Indebtedness Payments" shall mean, for any applicable period of computation, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP; it being understood that Consolidated Scheduled Funded Indebtedness Payments shall not include payments made pursuant to Section 2.3(b)(ii), voluntary prepayments or the mandatory prepayments required pursuant to Section 2.2.

     "Contractual Obligations" shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

     "Contribution Agreement" shall mean the Contribution Agreement of even date herewith in substantially the form of Exhibit Q to be executed by each of the Credit Parties or any Person who becomes party hereto or to the Guaranty Agreement pursuant to a joinder agreement in form and substance satisfactory to the Agent, including, without limitation, and any Subsidiaries of the Parent which may become Borrowers or Guarantors hereunder pursuant to Section 7.16.

     "Credit Agreement" shall mean this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time.

     "Credit and Collateral Termination Events" shall have the meaning given such term in Article XII.

     "Credit Documents" shall mean, collectively, this Credit Agreement, the Revolving Notes, the Letter of Credit Documents, each Guaranty Agreement, the Contribution Agreement, the Collateral Disclosure Certificate, the Security Documents and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, excluding Lender Hedging Agreements.

     "Credit Parties" shall mean the Borrowers, the Guarantors, and any Affiliate of a Borrower or a Guarantor or any of their respective Subsidiaries which has pledged Collateral or furnished a guaranty to secure the Obligations.

     "Current Derivative Exposure" shall mean, as to any Person, as of any date of determination, the amount that would be payable by such Person (subject to netting provisions of its Hedging Agreements) in the event all transactions under its Hedging Agreements outstanding on such date were terminated due to an event of default for which such Person was the defaulting party under such Hedging Agreements, without giving credit for any amounts that would be payable to such Person in connection with such terminations.

     "Default" shall mean an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

     "Default Rate" shall mean a rate equal to the Base Rate, plus the highest Applicable Percentage, plus two percent (2%).

     "Daily Loan Activity Sheet" shall mean the Daily Loan Activity sheet in form and substance mutually agreed upon by the Agent and the Borrowers.

     "Daily Rate Loan" means, individually or collectively, Base Rate Loans or LMIR Loans.

     "Defaulting Lender" shall have the meaning given to such term in Section 2.1(d)(iii).

     "Deposit Account Control Agreement" shall mean an agreement among a Credit Party, a Collection Bank or other depositary institution, and the Agent, which agreement (a) is substantially in the form of Exhibit I-1 or (b) is in such other form as is acceptable to the Agent and its counsel and which provides for the Agent's having "control" (as such term is used in Article 9 of the UCC) over the deposit accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     "Dispute" shall mean any judicial proceeding, dispute, claim or controversy in each case arising out of, connected with or relating to this Credit Agreement and other Credit Documents.

     "DOL" shall mean the U.S. Department of Labor and any successor department or agency.

     "Dollars" and "dollars" and "$" shall mean dollars in lawful currency of the United States of America.

     "Domestic Subsidiaries" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

     "Eligible Accounts Receivable" shall mean the aggregate face amount of the Accounts of the relevant Credit Parties that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in its reasonable discretion, less (without duplication) the aggregate amount of all returns, discounts, claims, credits, charges (including warehousemen's charges) and allowances of any nature (whether issued, owing, granted or outstanding), and less (without duplication) the aggregate amount of all reserves for slow paying accounts, foreign sales (except as otherwise expressly provided below), bill and hold (or deferred shipment) transactions and the Lenders' charges as set forth in this Credit Agreement. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

          (a) the Account arises out of a sale or lease made by or the performance of services for any Credit Party to an Affiliate;

          (b) the Account is unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original payment due date thereof;

          (c) the Account is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from the account debtor (or any Affiliate thereof) are due or unpaid more than ninety (90) days after the original invoice date;

          (d) except for Eligible Prime Government Accounts and Eligible Unbilled Government Accounts, the amount of the Account, when aggregated with all other Accounts of such account debtor, exceeds ten percent (10%) in face value of all Accounts of the Credit Parties then outstanding, but only to the extent of such excess, or the amount of the Account, on an individual basis, exceeds ten percent (10%) in face value of all Accounts of any one Credit Party, but only to the extent of such excess;

          (e) an Account for which (i) the account debtor is also a creditor of any Credit Party, but only to the extent of the amount owed by such Credit Party to the account debtor, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Credit Party, which has not been resolved, or (iii) the account debtor has or acquires any right of setoff against such Account, but only to the extent of the amount of such setoff;

          (f) the Account is owing by an account debtor that has commenced a voluntary case under the Bankruptcy Code or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the Bankruptcy Code; any petition or other application for relief under the Bankruptcy Code has been filed by or against the account debtor; or such account debtor is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute), or has suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

          (g) the Account arises from a sale or lease to or the performance of services for an account debtor located outside the continental United States, unless (i) the sale is on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case acceptable to the Agent in its reasonable discretion (the Accounts in the aggregate not to exceed an amount satisfactory to the Agent of aggregate Eligible Accounts Receivable), (ii) as security for payment of such Account, such account debtor maintains a collateral deposit account in the United States over which the Agent has "control" (as such term is used in Article 9 of the UCC), but only to the extent of the proceeds in such collateral deposit account, and (iii) the sale is otherwise approved by and acceptable to the Agent in its reasonable discretion;

          (h) the Account arises from a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or is made pursuant to any other written agreement providing for repurchase or return;

          (i) the Agent believes, in its reasonable discretion, that collection of the Account is insecure or that the Account may not be paid by reason of the account debtor's financial inability to pay;

          (j) the Account is one for which the related account debtor is a USG Entity and such Account has not been duly assigned to the Agent pursuant to the Assignment Act; provided however, anything in this subsection (j) notwithstanding, any Account arising in connection with an AMC-related contract or other arrangement shall be an Eligible Account Receivable for so long as such Account is satisfied by AMC through payment to a third party intermediary with which the Agent has a Funds Letter Agreement; provided further that if at any time such Account is not satisfied through payment to a third party intermediary with which the Agent has a Funds Letter Agreement, such Account shall only be an Eligible Account Receivable if duly assigned to the Agent pursuant to the Assignment Act;

          (k) an Account for which the goods giving rise thereto have not been shipped and delivered to and accepted or deemed accepted by the related account debtor or its designee; the services giving rise to the Account have not been performed by or on behalf of the applicable Credit Party hereunder and accepted or deemed accepted by the related account debtor or its designee; or the Account otherwise does not represent a final sale;

          (l) the aggregate face amount of the Account and all other Accounts owing by the same account debtor to any Credit Party exceeds a credit limit as to such account debtor determined by the Agent, in its reasonable discretion, but only to the extent such aggregate face amount exceeds such limit and notice of such limit has been given to the Borrowers;

          (m) the Agent does not have a first priority, perfected security interest in the Account;

          (n) except for Eligible Unbilled Government Accounts, an Account for which an invoice has not been prepared and delivered to the related account debtor;

          (o) an Account which, by contract, subrogation, mechanics' lien laws or otherwise, is subject to claims by any Credit Party's creditors or other third parties or which are owed by account debtors as to whom any creditor of a Credit Party (including any bonding company) or the account debtor has lien or retainage rights; or

          (p) an Account which the Agent, at any time and in the exercise of its reasonable discretion, determines it to be ineligible.

     "Eligible Assignee" shall mean (a) an Approved Assignee or (b) any other Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) which is organized under the laws of the United States of America or any state thereof; and (iv) which has capital in excess of $500,000,000, provided, however, that "Eligible Assignee" shall not include the Credit Parties, or any of the Credit Parties' Affiliates or Subsidiaries.

     "Eligible Commercial Accounts" shall mean that portion of Eligible Accounts Receivable consisting of all Accounts other than Eligible Prime Government Accounts, Eligible Contractor Accounts, and Eligible Unbilled Government Accounts.

     "Eligible Contractor Accounts" shall mean that portion of Eligible Accounts Receivable which are payable by a contractor of a USG Entity, and arising in connection with a contract between such contractor and such USG Entity; provided that such contractor (i) has an investment rating of at least BBB- or the equivalent thereof by Standard & Poor's Corporation or at least Baa3 or the equivalent thereof by Moody's Investors Service, Inc., or (ii) otherwise has been designated in writing by the Agent as one whose Accounts will be Eligible Contractor Accounts.

     "Eligible Prime Government Accounts" shall mean that portion of Eligible Accounts Receivable which are payable by a USG Entity; excluding, however, in any event, any US Government Accounts: (i) to the extent such Accounts represent last payments due to the relevant Credit Party under prime contracts between such Credit Party and the relevant USG Entity, unless (a) such contracts are a "Fixed Price Contract" (as defined in Federal Acquisition Regulation Part 16.2, or any successor regulation) which do not include any provision for progress payments, incentive arrangements, or price redetermination, or (b) the Agent otherwise has consented in writing to the inclusion of such account as an Eligible Prime Government Account; and (ii) as to which the relevant Credit Party shall not have executed all other agreements, instruments and documents and performed all acts which the Agent may request to ensure compliance with the Assignment Act, where such compliance is required by the Agent.

     "Eligible Spare Parts" shall mean (a) the NOLV of a relevant Credit Party's rotable and non-rotable Spare Parts (excluding Spare Parts "fly-away" kits), which (i) are owned solely by such Credit Party and with respect to which such Credit Party has good title; (ii) are (A) stored on real property that is either
(A) owned or leased by such Credit Party, provided that such Credit Party shall have delivered in favor of the Agent an Acknowledgment Agreement from the landlord of any such leased location, or (B) stored in a warehouse with a warehouseman, or with a bailee on such bailee's premises, provided that such Credit Party shall have delivered in favor of the Agent an Acknowledgment Agreement from the warehouseman or bailee or for which the Agent has established a reasonable reserve; (iii) are subject to a valid, enforceable and first priority Lien in favor of Agent (except, with respect to Eligible Spare Parts stored at sites described in clause (ii)(B) above for normal and customary warehouseman charges); (iv) are located in a Spare Parts Location; and (v) which otherwise conform to the warranties contained herein and which at all times continue to be acceptable to the Agent in its reasonable discretion, less (b) the sum of (i) damaged Spare Parts (unless such damaged Spare Parts are rotable), (ii) a reserve equal to the amount of all accounts payable of such Credit Party owed or owing at the date of any calculation regarding Eligible Spare Parts to any warehouseman or bailee of such Credit Party, and (iii) any Spare Parts that the Agent determines in its reasonable discretion to be ineligible.

     "Eligible Unbilled Government Accounts" shall mean that portion of Eligible Accounts Receivable consisting of Eligible Prime Government Accounts that do not satisfy the criteria contained in item (n) of the definition of Eligible Account Receivable because an invoice has not been delivered to a USG Entity, provided that, with respect to any such Eligible Prime Government Account, (i) an invoice will be delivered to the USG Entity within 30 days from the time the relevant Credit Party completed performance, (ii) the relevant Credit Party's complete performance is confirmed by the USG Entity, (iii) such invoice, or the contract related thereto, specifies a date on or before which payment is due, and (iv) there are no additional requirements under the applicable government contract for the relevant Credit Party to receive payment.

     "Equipment" shall mean all of Credit Parties' present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, trade fixtures, vehicles (including motor vehicles and trailers not subject to a certificate of title), tools, parts, goods (other than consumer goods, Farm Products, or Inventory), wherever located, including, (a) any interest of a Credit Party in any of the foregoing (other than leased equipment), and (b) all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA Affiliate" shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any of their Subsidiaries; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

     "Eurodollar Loan" shall mean a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

     "Eurodollar Rate" shall mean, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

                    London Interbank Offered Rate
Eurodollar Rate = ---------------------------------
                  1 - Eurodollar Reserve Percentage

     "Eurodollar Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans and LMIR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate and the LMIR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event(s) of Default" shall have the meaning provided for in Article XI.

     "Excess Borrowing Base Availability" shall mean, at any time, the amount, if any, by which (a) the Aggregate Borrowing Base (less any Overadvances outstanding) exceeds (b) the aggregate amount of (i) the outstanding principal amount of all Revolving Loans, plus (ii) the Letter of Credit Obligations.

     "Excluded Taxes" shall have the meaning given to such term in Section 2.6.

     "Existing Letters of Credit" shall mean those letters of credit listed on
Schedule 1.1E.

     "FAA" means the United States Federal Aviation Administration.

     "FAA Act" means the collective reference to the United States Transportation Code (currently codified at Subtitle VII of Title 49 of the U.S.
Code) as amended, supplemented, or otherwise modified from time to time, and all FARs and other rules, regulations, directives and orders issued or promulgated from time to time thereunder.

     "FARs" means the FAA Regulations as in effect from time to time under Title 14 of the U.S. Code of Federal Regulations, including, without limitation, the Special Federal Aviation Regulations (as applicable), as amended, supplemented or otherwise modified from time to time.

     "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

     "Fees" shall mean, collectively, the Lenders' Fees, the Unused Line Fee, the Letter of Credit Fee and the Issuing Bank Fees payable hereunder.

     "Financial Covenant Testing Period" shall mean, beginning June 30, 2006, any period thereafter in which, during the three most recently completed fiscal months preceding the time of determination of whether or not testing will be required, the Average Three Month Excess Borrowing Base Availability was less than $20,000,000.

     "Financials" shall have the meaning given to such term in Section 6.6.

     "Fixed Charge Coverage Ratio" shall mean, as of the last day of each fiscal quarter of the Parent, the ratio of (a) (i) Consolidated EBITDAR (computed for the consecutive twelve-month fiscal period then ending), minus (ii) Unfinanced Capital Expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, minus (iv) cash dividends or other distributions paid by the Parent pursuant to Section 9.6 during such period, to (b) Consolidated Fixed Charges (computed for the consecutive twelve-month fiscal period then ending).

     "Forecasts" shall have the meaning given to such term in Section 6.6.

     "Foreign Lender" shall mean any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

     "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

     "Fund" shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to 180 days following the Maturity Date, (h) the principal portion of all obligations of such Person under a synthetic lease, tax retention operating lease, or off-balance sheet loan, (i) the amount of Current Derivative Exposure under Hedging Agreements of such Person, (j) all Indebtedness of another Person of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all guaranties of such Person with respect to Indebtedness of the type referred to in clauses (a) through (i) above of another Person and (l) Indebtedness of the type referred to in clauses (a) through (i) above of any partnership or unincorporated joint venture in which such Person is legally obligated with respect thereto.

     "Funding Bank" shall mean Wachovia or any other banking or financial institution from whom any of the Lenders borrow funds or obtain credit.

     "Funds Letter Agreement" shall mean an agreement between a Credit Party, the Agent and a third party who maintains certain funds owed to such Credit Party and others in connection with AMC-related contracts or other arrangements, providing the Agent the exclusive right, upon notice or otherwise, to direct the disbursement of the portion of such funds that are owed to such Credit Party, in form and substance reasonably satisfactory to the Agent.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials.

     "Government Acts" shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority

     "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Government Sponsored Agencies" shall mean any financial corporation or enterprise created by the United States Congress including, but not limited to, the Government National Mortgage Association, Tennessee Valley Authority, World Bank, Federal Farm Credit Bank, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Bank, Student Loan Marketing Association, Financing Corporation, The Resolution Funding Corporation. Farm Credit System Financial Assistance Corporation, and the Federal Housing Finance Board.

     "Guarantor" shall mean each of World Air Holdings, Inc., a Delaware corporation, and World Airways Parts Company, LLC, a Delaware limited liability company, pursuant to the Guaranty Agreement, and each other Person who enters into a guaranty agreement or who becomes party to the Guaranty Agreement pursuant to a joinder agreement in form and substance satisfactory to the Agent, including, without limitation, any Subsidiaries of the Parent which may become Guarantors hereunder pursuant to Section 7.16.

     "Guaranty Agreement" shall mean the Guaranty Agreement dated as of the date hereof executed by the initial Guarantors and the Agent, substantially in the form of Exhibit C, guaranteeing the Obligations of the Borrowers, and as modified by the joinder of any Domestic Subsidiary pursuant to Section 7.16.

     "Hedging Agreements" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.

     "Highest Lawful Rate" shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of Georgia (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of Georgia or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

     "Indebtedness" shall mean, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed),
(k) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to 180 days following the Maturity Date, (l) the principal portion of all obligations of such Person under off-balance sheet financing arrangements and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

     "Independent Accountant" shall mean a firm of independent public accountants of nationally recognized standing or determined by the Parent to be of recognized regional standing selected by the Board of Directors of the Parent, which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

     "Interest Payment Date" shall mean (a) as to any Base Rate Loan or LMIR Loan, the last Business Day of each calendar month to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period.

     "Interest Period" shall mean, as to Eurodollar Loans, a period of one month, two months, three months or six months, as selected by the applicable Borrower, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business
Day), (ii) no Interest Period shall extend beyond the Maturity Date, (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

     "Internal Revenue" shall mean the Internal Revenue Service and any successor agency.

     "Internal Revenue Code" or "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

     "Inventory" shall mean all of each Credit Party's inventory, including without limitation, (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Credit Party's business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (c) all goods returned to or repossessed by such Credit Party.

     "Investment" in any Person shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of the applicable Credit Party or any of its Subsidiaries) of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of such Person, (b) any deposit (other than deposits constituting a Permitted Lien) with, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of
Section 9.3) to, such Person or (c) any other capital contribution to or investment in such Person, including, without limitation, any obligation incurred for the benefit of such Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (ii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iii) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (iv) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof.

     "Issuing Bank" shall mean Wachovia or any Lender that is acceptable to the Agent which shall issue a Letter of Credit for the account of the Borrowers.

     "Issuing Bank Fees" shall have the meaning given to such term in Section 4.5(b).

     "Landlord Agreement" shall mean a Landlord Lien Waiver Agreement, substantially in the form of Exhibit D hereto (or such other form as shall be acceptable to the Agent), between a Credit Party's landlord and the Agent, acknowledging and agreeing, among other things, (a) that such landlord does not have any Liens on any of the property of such Credit Party and (b) to permit the Agent access to the property for the purposes of exercising its remedies under the Security Agreement.

     "Leases" shall mean leases with respect to any leased real property, together with any leases of real property entered into by a Credit Party or any of its Subsidiaries after the date hereof.

     "Lender" shall have the meaning given to such term in the preamble of this Credit Agreement.

     "Lender Hedging Agreement" shall mean any Hedging Agreement between any Borrower or other Credit Party and any Person (or affiliate of such Person) that was a Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

     "Lenders' Fees" shall mean a $175,000 non-refundable fee payable by the Borrowers to the Lenders on the Closing Date.

     "Lending Party" shall mean the Agent and each Lender.

     "Letter of Credit Committed Amount" shall mean the maximum aggregate amount of the Letter of Credit Obligations that is permitted to be outstanding from time to time pursuant to clause (a) of the proviso contained in Section 3.1, which at the date hereof is $15,000,000.

     "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

     "Letter of Credit Fee" shall have the meaning given to such term in Section 4.5(a).

     "Letter of Credit Obligations" shall mean, at any time of determination, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings made under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus
(iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender's participation in Letters of Credit as provided in Section 3.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

     "Letters of Credit" shall mean (a) all Existing Letters of Credit issued by Wachovia and (b) all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of the Borrowers pursuant to this Credit Agreement, and all amendments, renewals, extensions or replacements thereof.

     "Leverage Ratio" shall mean, as of the last day of each fiscal quarter of the Parent, the ratio of Consolidated Funded Indebtedness as of such date to Consolidated EBITDA (computed for the consecutive twelve-month fiscal period then ending).

     "Licensor Consent" shall mean a consent substantially in the form of Exhibit P hereto (or such other form as shall be reasonably acceptable to the Agent) given by the licensor of any intellectual property licensed to a Credit Party.

     "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

     "LMIR Loan" shall mean a Revolving Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LMIR Rate.

     "LMIR Rate" shall mean, at any time of determination, a rate of interest per annum determined by the Agent by reference to the following formula, which rate shall be adjusted (without notice to the Borrowers) as of the first Business Day of each calendar month:

                        London Interbank Offered Rate
          LMIR Rate = ---------------------------------
                      1 - Eurodollar Reserve Percentage

     "Loan" or "Loans" shall mean the Revolving Loans (or a portion of any Revolving Loan).

     "London Interbank Offered Rate" shall mean, (i) with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, and (ii) at any time of determination, with respect to any LMIR Loan, the rate for 1 month U.S. dollar deposits appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), or if such day is not a Business Day, then the immediately preceding Business Day; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, (i) with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, and (ii) with respect to any LMIR Loan, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the day of determination; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

     "Material Adverse Change" shall mean a material adverse change in (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the Collateral taken as a whole, (c) the Credit Parties' ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder, in each case as determined by the Agent in its reasonable discretion.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the Collateral taken as a whole, (c) the Credit Parties' ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder, in each case as determined by the Agent in its reasonable discretion.

     "Material Contract" shall mean any contract or other arrangement (other than any of the Leases or the Credit Documents), whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect and shall include in any event the Operative Documents to which a Credit Party is a party.

     "Maturity Date" shall mean March 30, 2008.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Parties or any of their Subsidiaries or ERISA Affiliates or (ii) with respect to which any Credit Parties or any of their Subsidiaries may incur any liability.

     "NA Borrowing Base" shall mean, as of any date of determination, the following amount (the "NA Borrowing Base") calculated in dollars as follows:

          (a) (i) for so long as North American does not receive payment on Eligible Prime Government Accounts through a Valley National Bank account subject to a Funds Letter Agreement, an amount equal to eighty-five percent (85%) of the NA Credit Parties' Eligible Prime Government Accounts, and
     (ii) otherwise, an amount equal to ninety percent (90%) of the NA Credit Parties' Eligible Prime Government Accounts; plus

          (b) an amount equal to eighty-five percent (85%) of the NA Credit Parties' Eligible Contractor Accounts; plus

          (c) an amount equal to eighty percent (80%) of the NA Credit Parties' Eligible Commercial Accounts; plus

          (d) an amount equal to the lesser of (a) the sum of $5,000,000 minus the amount of World Airways' current borrowings that are based on the WA Credit Parties' Eligible Unbilled Government Accounts, and (b) seventy percent (70%) of the NA Credit Parties' Eligible Unbilled Government Accounts; plus

          (e) an amount equal to the lesser of (a) seventy-five percent (75%) of the NA Credit Parties' Eligible Spare Parts, and (b) the sum of $15,000,000 minus the amount of World Airways' current borrowings that are based on the WA Credit Parties' Eligible Spare Parts; minus

          (f) reserves established by the Agent from time to time in its reasonable discretion (the "NA Reserves").

     Subject to the relevant terms and provisions set forth in this Credit Agreement, including specifically Section 14.9(g), the Agent at all times shall be entitled to reduce or increase the advance rates and standards of eligibility under this Credit Agreement, in each case in its reasonable discretion.

     "NA Reserves" shall have the meaning given to such term in the definition of NA Borrowing Base.

     "NA Credit Parties" shall mean North American and each of its Subsidiaries which are, or may become, Credit Parties hereunder.

     "Net Cash Proceeds" shall mean the aggregate cash proceeds received by the Credit Parties or any of their Subsidiaries in respect of any Asset Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Credit Parties or any of their Subsidiaries in any Asset Disposition.

     "Net Orderly Liquidation Value" or "NOLV" shall mean the appraised orderly liquidation value of Spare Parts, net of all costs, fees and expenses of such liquidation as determined from time to time pursuant to a Spare Parts Appraisal.

     "North American" shall have the meaning given to such term in the preamble of this Credit Agreement.

     "Note" or "Notes" shall mean the Revolving Notes (if any).

     "Notice of Borrowing and Borrowing Base Certificate" shall mean a notice in the form attached hereto as Exhibit H.

     "Notice of Extension/Conversion" shall mean a notice substantially in the form of Exhibit J.

     "Obligations" shall mean the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to any Borrower, or to others for any Borrower's account in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which accrues after the commencement of any bankruptcy or similar case, whether or not such post-petition interest is allowed in such case) and, including, without limitation, any reimbursement obligation or indemnity of the Borrowers on account of Letters of

Credit and all other Letter of Credit Obligations and all indebtedness, fees, liabilities and obligations which may at any time be owing by any Borrower to any Lender (or an Affiliate of a Lender) or the Agent in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by a Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of a Borrower's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender (or an Affiliate of a Lender) for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of a Lender) by any Borrower under this Credit Agreement and the other Credit Documents, any Borrower's liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, any Borrower's liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of a Lender) may make or issue to others for any such Borrower's account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations arising under Lender Hedging Agreements owing from any Borrower or another Credit Party to the Agent, any Lender, or any Affiliate of the Agent or any Lender (or any Person that was a Lender or an affiliate of a Lender at the time such Lender Hedging Agreement was entered into), permitted under Section 9.2, all liabilities and obligations now or hereafter arising from or in connection with any Bank Products, and all obligations of the Guarantors to any Lender (or an Affiliate of any Lender) and the Agent arising under or in connection with the Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in the Guaranty Agreement).

     "Operative Documents" shall mean the Credit Documents, the Acquisition Documents, any Subordination Agreements, and any documents or instruments evidencing Subordinated Debt.

     "Other Taxes" shall have the meaning given to such term in Section 2.6(e).

     "Overadvance" shall mean, as to each Borrower, as of any date of determination, the amount, if any, by which the sum of the outstanding principal balance of such Borrower's Revolving Loans and its Letter of Credit Obligations exceeds its Borrowing Base.

     "Parent" shall mean World Air Holdings, Inc., a Delaware corporation.

     "Payment Taxes" shall have the meaning given such term in Section 2.6(a).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "Permitted Acquisitions" shall mean an Acquisition by any Credit Party of an Acquired Company which Acquisition complies with the following requirements (in each case to the satisfaction of the Agent) (i) the Acquired Company shall be an operating company that engages in a line of business substantially similar to the business of the Credit Parties engaged in on the Closing Date, (ii) the aggregate purchase price for all Acquisitions during the term of this Credit Agreement shall not exceed $10,000,000, (iii) the Agent shall have received the "Board Paper" for the Acquired Company (i.e., a short memo prepared by the applicable Credit Party with respect to the Acquired Company), (iv) the Agent shall have received a financial pro forma of the Parent and its consolidated Subsidiaries showing that after giving effect to the Acquisition, no Default would occur, (v) the Agent shall have received an appraisal from Sage-Popovich, Inc., or its successors and assigns, or another appraiser of nationally or regionally recognized standing setting forth the NOLV of the Spare Parts, if any, of the Acquired Company to the extent such Spare Parts are to be included in the Borrowing Base, (vi) the Agent shall have completed a field examination with respect to the working capital assets of the Acquired Company to the extent such assets are to be included in the Borrowing Base, (vii) the Agent shall have received all items required by Sections 7.9 and 7.16 in connection with the Acquired Company,
(viii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (ix) the Parent shall have delivered to the Agent a certificate demonstrating that, (1) upon giving effect to such Acquisition on a pro forma basis, the Credit Parties shall be in compliance with all of the covenants set forth in Article VIII, (determined on a pro forma basis if not during a Financial Covenant Testing Period) or the Agent and the Required Lenders have agreed upon amended financial covenants, in their sole discretion, and (2) on a combined basis, the working capital of the Credit Parties will not be impaired to a degree unacceptable to the Agent, as determined by the Agent in its reasonable discretion, (x) no Default or Event of Default shall exist immediately prior to or immediately after the consummation of the Acquisition,
(xi) the Agent shall be satisfied with the sources and nature of funds used by the Credit Party to consummate the Acquisition, (xii) the Parent shall have delivered to the Agent all Acquisition Documents, in addition to any other due diligence materials requested by Agent, in connection with such Permitted Acquisition, and such documents and other materials shall be satisfactory to the Agent, and (xiii) the Agent shall have filed such Liens with regard to any new Collateral acquired in connection with such Permitted Acquisition as Agent deems necessary to perfect its security interests in such Collateral.

     "Permitted Indebtedness" shall mean:

          (i) Indebtedness to the Lenders with respect to the Revolving Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents;

          (ii) trade payables incurred in the ordinary course of the Credit Parties' business;

          (iii) purchase money Indebtedness (including Capital Leases) hereafter incurred by the Credit Parties or any of their Subsidiaries to finance the purchase of fixed assets provided that (A) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,000,000 at any one time outstanding (including any such Indebtedness referred to in clause (v) immediately below); (B) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (C) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (iv) obligations of a Borrower or any of its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes and otherwise in accordance with Section 9.20;

          (v) Indebtedness described on Schedule 1.1C attached hereto and any refinancings of such Indebtedness; provided that the aggregate principal amount of such Indebtedness is not increased, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

          (vi) any Subordinated Debt; and

          (vii) any loan or Investment described in clause (vi) of the definition of Permitted Investments.

     "Permitted Investments" shall mean:

          (i) Cash Equivalents;

          (ii) interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

          (iii) Investments existing on the Closing Date and set forth on
     Schedule 1.1D attached hereto;

          (iv) advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course;

          (v) Permitted Acquisitions;

          (vi) loans and Investments in (A) the Credit Parties and (B) newly created Domestic Subsidiaries, provided that the applicable requirements of
     Section 7.16 are satisfied;

          (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (viii) Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes and otherwise in accordance with Section 9.20;

          (ix) Equity advances in an amount not to exceed $2,000,000 per calendar year in World Risk Solutions, but only to the extent required to satisfy the regulations promulgated by the Bermuda Monetary Authority;

          (x) Customer prepayment deposits in connection with aircraft charters to the extent of such prepayment deposits and to the extent such prepayment deposits are held in a Credit Party's escrow account with Valley National Bank;

          (xi) Any payment permitted under Section 9.6; and

          (xii) such other Investments as the Agent may approve in its sole discretion.

     "Permitted Liens" shall mean

          (i) Liens granted to the Agent or the Lenders (or their Affiliates to secure Lender Hedging Agreements) by the Credit Parties pursuant to any Credit Document;

          (ii) Liens listed on Schedule 1.1B;

          (iii) Liens on fixed assets securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 9.2, provided that (A) any such Lien attaches to such assets concurrently with or within one hundred eighty (180) days after the acquisition thereof and only to the assets to be acquired and (B) a description of the assets so acquired is furnished to the Agent;

          (iv) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords, aircraft lessors and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by the relevant Credit Party by appropriate proceedings, provided that in any such case an adequate reserve, to the extent required by GAAP, is being maintained by such Credit Party for the payment of same;

          (v) attachment or judgment Liens individually or in the aggregate not in excess of $2,000,000 (exclusive of (a) any amounts that are duly bonded to the satisfaction of the Agent in its reasonable discretion, including, but not limited to, the judgment bond in the amount of $5,000,000 placed by North American with the clerk of Alameda County, California, in connection with civil case number RG 03129400, or (b) any amount adequately covered by insurance as to which the insurance company has acknowledged in writing its obligations for coverage);

          (vi) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by a Credit Party by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by such Credit Party for the payment of same in accordance with GAAP;

          (vii) zoning ordinances, easements, covenants and other customary restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business;

          (viii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

          (ix) Liens securing Subordinated Debt (to the extent such Subordinated Debt is permitted hereunder);

          (x) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

          (xi) Liens in the aggregate not in excess of $800,000 in favor of the issuers of non-Wachovia Existing Letters of Credit, and only until such time as such non-Wachovia Existing Letters of Credit are replaced by Letters of Credit; and

          (xii) Liens that the Credit Parties contend are wrongfully asserted to the extent the same are being diligently contested in good faith by appropriate proceedings or actions.

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

     "Plan" shall mean any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any of its Subsidiaries, or with respect to which any Credit Party or any such Subsidiary may incur liability.

     "Pledge Agreement" shall mean the Pledge Agreement, of even date herewith, between the Agent and the relevant Credit Parties, in the form attached hereto as Exhibit E.

     "Pledged Collateral" shall have the meaning given to such term in the Pledge Agreement.

     "Prime Rate" shall mean the rate which Wachovia announces from time to time as its prime or base lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wachovia (and its affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     "Proprietary Rights" shall have the meaning given to such term in Section 6.17.

     "Real Estate" shall mean the real property owned or leased by the relevant Credit Parties described in Schedule 6.19, as it may be updated from time to time pursuant to Sections 7.9 and 7.23, together with all Structures thereon.

     "reasonable discretion" shall mean a determination made in good faith and in the exercise of reasonable business judgment.

     "Related Parties" shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

     "Reportable Event" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder, other than any such event as to which the requirement for filing a notice to the PBGC has been waived or is otherwise inapplicable.

     "Required Lenders" shall mean, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least 66 2/3% of (i) the Revolving Credit Commitments or (ii) if the Commitments have been terminated, the outstanding Loans and participation interests (including the participation interests of the Issuing Bank in any Letters of Credit).

     "Responsible Officer" shall mean (a), as to the Parent, its chief executive officer or chief financial officer, and (b), as to each Borrower, those officers of the Borrower granted borrowing authority by its Board of Directors and as to which the Agent has received a secretary's certificate certifying to the accuracy and effectiveness of the Board of Director resolutions granting such borrowing authority, and which includes an incumbency certification with respect to such certifying secretary.

     "Reserves" shall mean, collectively, the NA Reserves and the WA Reserves.

     "Restricted Payment" shall mean (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding by such Credit Party or Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, or
(iv) any payment to any Affiliate of any Credit Party except to the extent expressly permitted in this Credit Agreement.

     "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount of up to such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Committed Amount.

     "Revolving Credit Commitment Percentage" shall mean, for any Lender, the percentage identified as its Revolving Credit Commitment Percentage on Schedule 1.1A, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 14.5.

     "Revolving Credit Committed Amount" shall mean the aggregate revolving credit line extended by the Lenders to the Borrowers for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $50,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.2(c).

     "Revolving Loans" shall mean loans and advances made to the Borrowers on a revolving basis pursuant to Section 2.1, and includes Base Rate Loans, LMIR Loans and Eurodollar Loans.

     "Revolving Notes" shall mean promissory notes of the Borrowers to the Lenders that request such notes pursuant to Section 2.1(c), substantially in the form of Exhibit G.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Account Control Agreement" shall mean an agreement among a Credit Party, an investment institution, and the Agent, which agreement (a) is substantially in the form of Exhibit I-2 or (b) is in such other form as is acceptable to the Agent and its counsel and which provides for the Agent's having "control" (as such term is used in Article 9 of the UCC) over the investment accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     "Security Agreement" shall mean the Security Agreement, of even date herewith, between the Agent and the Credit Parties (and such other Persons who may from time to time become party thereto by joinder agreement), substantially in the form of Exhibit F.

     "Security Documents" shall mean, collectively, the Pledge Agreement, the Security Agreement, each Acknowledgment Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement and any other document or agreement granting or acknowledging a security interest in favor of the Agent to secure the Obligations.

     "Settlement Period" shall mean each week, or such lesser period or periods as the Agent shall determine.

     "Solvency Certificate" shall mean an officer's certificate of the Parent prepared by the chief financial officer of the Parent as to the financial condition, solvency and related matters of the Credit Parties, in each case on a pro forma basis after giving effect to the initial borrowings under the Credit Documents, substantially in the form of Exhibit N hereto.

     "Spare Parts" shall mean any "spare part" (as defined in the FAA
Act)(currently defined in 49 U.S.C. Section 40102(a)(43)), unless and until such "spare parts" are installed on an aircraft.

     "Spare Parts Appraisal" shall mean an appraisal of the Spare Parts performed by an appraiser selected by the Agent, in form and substance, and using assumptions and appraisal methods, satisfactory to the Agent, which shall, among other things, identify new Collateral locations.

     "Spare Parts Location" shall mean any location in the Continental United States designated by the Agent in any filing with the FAA for the purposes of perfecting the Agent's security interest in Spare Parts.

     "Structures" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities of the Credit Parties located on the Real Estate described on Schedule 6.19 attached hereto.

     "Subordinated Debt" shall mean unsecured Indebtedness incurred by any Credit Party, which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions satisfactory to the Agent.

     "Subordination Agreements" shall mean the agreements entered into from time to time by and among one or more Borrowers, the Agent, on behalf of the Lenders, and a third party creditor of any such Borrower(s) providing for the subordination of such third party creditor's claims to those of the Lenders on terms and conditions satisfactory to the Agent.

     "Subsidiary" shall mean, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

     "Taxes" shall mean any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

     "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan; (v) the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

     "UCP" shall mean The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue of any Letter of Credit by the International Chamber of Commerce (the "UCP")

     "Unfinanced Capital Expenditures" shall mean for any period Capital Expenditures made during such period and not financed from the proceeds of Funded Indebtedness.

     "Unrestricted Cash Balances" shall mean, at any time of determination, the aggregate amount of all cash deposits of the Borrowers and the Guarantors maintained in any demand deposit or securities account maintained in the United States with the Agent or in a demand deposit or securities account subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, to the extent such cash deposits are subject to the Agent's first-priority perfected security interest and are free of any Lien or other encumbrance (other than (i) customary Liens arising in the ordinary course of business which the depository institution or financial intermediary may have with respect to any right of offset against funds in such account, (ii) customary holds for uncollected deposits, and (iii) Liens granted to the Agent and securing the Obligations).

     "Unused Line Fee" shall mean the fee required to be paid to the Agent for the benefit of the Lenders at the end of each calendar quarter as partial compensation for extending the Revolving Credit Committed Amount to the Borrowers, and shall be determined by multiplying (i) the positive difference, if any, between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average daily amount of Revolving Loans and Letter of Credit Obligations outstanding during such calendar quarter by (ii) 0.25%.

     "USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

     "USG Entity" means the government of the United States of America, its agencies, instrumentalities, authorities, and subdivisions (but not including any "state" comprising the United States of America).

     "US Government Account" means any Account that is payable by a USG Entity.

     "Voting Stock" shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     "WA Borrowing Base" shall mean, as of any date of determination, the following amount (the "WA Borrowing Base") calculated in dollars as follows:

          (a) an amount equal to ninety percent (90%) of the WA Credit Parties' Eligible Prime Government Accounts (and for the purposes hereof, the amount of such account shall not be reduced by any cash paid by the Account Debtor but not yet available to World Airways); plus

          (b) an amount equal to eighty-five percent (85%) of WA Credit Parties' Eligible Contractor Accounts (and for the purposes hereof, the amount of such account shall not be reduced by any cash paid by the Account Debtor but not yet available to World Airways); plus

          (c) an amount equal to eighty percent (80%) of the WA Credit Parties' Eligible Commercial Accounts; plus

          (d) an amount equal to the lesser of (a) the sum of $5,000,000 minus the amount of North American's current borrowings that are based on the NA Credit Parties' Eligible Unbilled Government Accounts, and (b) seventy percent (70%) of the WA Credit Parties' Eligible Unbilled Government Accounts; plus

          (e) an amount equal to the lesser of (a) seventy-five percent (75%) of the WA Credit Parties' Eligible Spare Parts, and, (b) the sum of $15,000,000 minus the amount of North Americans' current borrowings that are based on the NA Credit Parties' Eligible Spare Parts; minus

          (f) reserves established by the Agent from time to time in its reasonable discretion (the "WA Reserves").

     Subject to the relevant terms and provisions set forth in this Credit Agreement, including specifically Section 14.9(g), the Agent at all times shall be entitled to reduce or increase the advance rates and standards of eligibility under this Credit Agreement, in each case in its reasonable discretion.

     "Wachovia" shall mean Wachovia Bank, National Association and its successors and permitted assigns.

     "WA Credit Parties" shall mean World Airways and each of its Subsidiaries which are, or may become, Credit Parties hereunder.

     "WA Reserves" shall have the meaning given to such term in the definition of WA Borrowing Base.

     "World Airways" shall have the meaning given to such term in the preamble of this Credit Agreement.

     "World Risk Solutions" shall mean World Risk Solutions, Ltd., a Bermuda limited liability company.

     1.2 ACCOUNTING TERMS AND DETERMINATIONS.

     Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Sections

8.1 and 8.2 hereof and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials. All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to
Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Credit Parties are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the Credit Parties shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

     The Credit Parties shall deliver to the Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 7.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

     1.3 OTHER DEFINITIONAL TERMS.

     Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided. References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any times herein shall refer to Eastern Standard or Daylight Savings time, as applicable.

                                   ARTICLE II

                                      LOANS

     2.1 REVOLVING LOANS.

          (a) Revolving Credit Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrowers at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's Revolving Credit Commitment Percentage of the Revolving Loans as may be requested or deemed requested by the Borrowers.

          (b) Determination of Borrowing Base.

          (i) The Lenders agree, subject to the terms and conditions of this Credit Agreement, from time to time, to make Revolving Loans to the Borrowers on a revolving basis. The aggregate principal amount outstanding of all Revolving Loans of World Airways, together with its Letter of Credit Obligations, shall not in the aggregate exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the WA Borrowing Base. The aggregate principal amount outstanding of all Revolving Loans of North American, together with its Letter of Credit Obligations, shall not in the aggregate exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the NA Borrowing Base. In addition, the aggregate principal amount outstanding of all Revolving Loans to all Borrowers, together with the Letter of Credit Obligations of all Borrowers, shall not in the aggregate exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Aggregate Borrowing Base.

          (ii) No Lender shall be obligated at any time to make available to the Borrowers its Revolving Credit Commitment Percentage of any requested Revolving Loan if such amount plus its Revolving Credit Commitment Percentage of the aggregate principal amount outstanding of all Revolving Loans and its Revolving Credit Commitment Percentage of all Letter of Credit Obligations would exceed such Lender's Revolving Credit Commitment at such time. The aggregate balance of Revolving Loans and the Letter of Credit Obligations shall not at any time exceed the Revolving Credit Committed Amount. No Lender shall be obligated to make available (except pursuant to and in accordance with Section 2.1(d)(vii), nor shall the Agent make available, any Revolving Loans to World Airways to the extent such Revolving Loan when added to World Airways' then outstanding Revolving Loans and Letter of Credit Obligations would cause its aggregate outstanding Revolving Loans and Letter of Credit Obligations to exceed the WA Borrowing Base. No Lender shall be obligated to make available (except pursuant to and in accordance with Section 2.1(d)(vii), nor shall the Agent make available, any Revolving Loans to North American to the extent such Revolving Loan when added to North American's then outstanding Revolving Loans and Letter of Credit Obligations would cause its aggregate outstanding Revolving Loans and Letter of Credit Obligations to exceed the NA Borrowing Base. No Lender shall be obligated to make available (except pursuant to and in accordance with Section 2.1(d)(vii), nor shall the

     Agent make available, any Revolving Loans to any of the Borrowers to the extent such Revolving Loan when added to the then outstanding Revolving Loans to all Borrowers and Letter of Credit Obligations of all Borrowers would cause the aggregate outstanding Revolving Loans to all Borrowers and Letter of Credit Obligations of all Borrowers to exceed the Aggregate Borrowing Base. The full amount of the Revolving Loans to be disbursed on the Closing Date shall be disbursed as Base Rate Loans.

          (c) Revolving Notes. If so requested by a Lender (on or at any time after the Closing Date), the obligations of the Borrowers to repay the Revolving Loans to such Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to such Lender, with appropriate insertions. One Revolving Note shall be issued to the order of each Lender that so requests a Revolving Note, and each such Revolving Note shall be in a principal amount equal to such Lender's Revolving Credit Commitment and shall represent the obligations of the Borrowers to pay such Lender the amount of such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made to any Borrower by such Lender hereunder, plus interest accrued thereon, as set forth herein. The Borrowers irrevocably authorize each Lender that has been issued a Revolving Note to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof by each Borrower. The outstanding amount of the Revolving Loans set forth on such Lender's Revolving Note or record shall be prima facie evidence of the principal ----- ----- amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due. Any of the foregoing to the contrary notwithstanding, any lack of a Lender's request to be issued a Revolving Note shall not, in any manner, diminish the Borrowers' obligations to repay the Revolving Loans made by such Lender, together with all other amounts owing to such Lender by the Borrowers.

          (d) Borrowings under Revolving Notes.

          (i) Each request for borrowings hereunder shall be made by a Notice of Borrowing and Borrowing Base Certificate, and, if at the time of such request there is more than one Lender hereunder, a completed Daily Loan Activity Sheet, from such Borrower to the Agent given not later than 11:00 A.M. (A) on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans or LMIR Loans and (B) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans. Each Notice of Borrowing and Borrowing Base Certificate shall be given by either telecopy or electronic mail. Each Notice of Borrowing and Borrowing Base Certificate shall be irrevocable by and binding on the requesting Borrower. Each Borrower shall be entitled to borrow Revolving Loans in a minimum principal amount of $50,000 and integral multiples of $10,000 in excess thereof (or the remaining amount of the Revolving Credit Committed Amount, if less) and shall be entitled to borrow Base Rate Loans, LMIR Loans or Eurodollar Loans, or a combination thereof, as such Borrower may request; provided, that no more than five (5) Eurodollar Loans for each Borrower shall be outstanding hereunder at any one time; and provided, further, that Eurodollar Loans shall be in a minimum principal amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

               The Agent shall give to each Lender prompt notice (but in no event later than 2:00 P.M. on the date of the Agent's receipt of notice from the requesting Borrower) of each Notice of Borrowing and Borrowing Base Certificate by telecopy or electronic mail (other than any Notice of Borrowing and Borrowing Base Certificate which will be funded by the Agent in accordance with subsection (d)(ii) below). No later than 3:00 P.M. on the date on which a borrowing is requested to be made pursuant to the applicable Notice of Borrowing and Borrowing Base Certificate, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such borrowing requested to be made (unless such funding is to be made by the Agent in accordance with subsection (d)(ii) below). Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender. Upon fulfillment of the conditions set forth in Article V for such borrowing, the Agent will make such funds available to the requesting Borrower at the account specified by such Borrower in its Notice of Borrowing and Borrowing Base Certificate.

          (ii) Because the Borrowers anticipate requesting borrowings of Revolving Loans on a daily basis and repaying Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding Revolving Loans fluctuating from day to day, in order to administer the Revolving Loans in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, the Lenders hereby instruct the Agent, and the Agent may (but is not obligated to) (A) make available, on behalf of the Lenders, the full amount of all Revolving Loans requested by the requesting Borrower without requiring that such Borrower give the Agent a Notice of Borrowing and Borrowing Base Certificate with respect to such borrowing (provided that, if at the time of any such Borrowing there is more than one Lender, the requesting Borrower shall furnish to the Agent a completed Daily Loan Activity Sheet on each Business Day by not later than 11:00 a.m.) and without giving each Lender prior notice of the proposed borrowing, of such Lender's Revolving Credit Commitment Percentage thereof and the other matters covered by the Notice of Borrowing and Borrowing Base Certificate and (B) if the Agent has made any such amounts available as provided in clause (A), upon repayment of Revolving Loans by the applicable Borrower, apply such amounts repaid directly to the amounts made available by the Agent in accordance with clause (A) and not yet settled as described below; provided that the Agent shall not advance funds as described in clause (A) above if the Agent has actually received prior to such borrowing (1) an officer's certificate from the Parent or any Borrower pursuant to and in accordance with Section 7.1(j) that a

     Default or Event of Default is in existence or (2) a Notice of Borrowing and Borrowing Base Certificate from any Borrower wherein the certification provided therein states that the conditions to the making of the requested Revolving Loans have not been satisfied or (3) a written notice from the Required Lenders that the conditions to such borrowing have not been satisfied, which officer's certificate, Notice of Borrowing and Borrowing Base Certificate or notice, in each case, shall not have been rescinded. If the Agent advances Revolving Loans on behalf of the Lenders, as provided in the immediately preceding sentence, the amount of outstanding Revolving Loans and each Lender's Revolving Credit Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. on the Business Day immediately preceding the date of each computation; provided, however, that the Agent retains the absolute right at any time or from time to time to make the foregoing adjustments at intervals more frequent than weekly. The Agent shall deliver to each of the Lenders after the end of each Settlement Period, a summary statement of the amount of outstanding Revolving Loans for such period. If the summary statement is sent by the Agent and received by the Lenders prior to 12:00 Noon on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M. on the day such summary statement was sent; and if such summary statement is sent by the Agent and received by the Lenders after 12:00 Noon on any Business Day, each Lender shall make such transfers no later than 3:00 P.M. on the next succeeding Business Day. If in any Settlement Period, the amount of a Lender's Revolving Credit Commitment Percentage of the Revolving Loans is in excess of the amount of Revolving Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender's Revolving Credit Commitment Percentage of the Revolving Loans in any Settlement Period is less than the amount of Revolving Loans actually funded by such Lender, the Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Revolving Credit Commitment Percentages of the outstanding Revolving Loans. Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Agent to each Lender (including the Agent) in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender (including the Agent) during each Settlement Period and shall accrue from and including the date such Revolving Loans are advanced by the Agent to but excluding the date such Revolving Loans are repaid by the applicable Borrower in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.1(d)(ii). All such Revolving Loans under this Section 2.1(d)(ii) shall be made as Base Rate Loans.

          (iii) If the amounts described in subsection (d)(i) or (d)(ii) of this
     Section 2.1 are not in fact made available to the Agent by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and the Agent has made such amount available to the requesting Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrowers and the Borrowers shall no later than five Business Days after demand pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Defaulting Lender and the Borrowers, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the applicable Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the applicable Borrower, the then applicable rate of interest, calculated in accordance with Section 4.1, plus (B) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the applicable Borrower be reimbursed by any Defaulting Lender for any amounts paid by such Borrower under clause (B) above on account of such Defaulting Lender's default.

          (iv) The failure of any Lender to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any borrowing.

          (v) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Revolving Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan.

          (vi) [intentionally omitted]

          (vii) Notwithstanding anything to the contrary contained elsewhere herein, and whether or not a Default or Event of Default exists at the time, unless otherwise objected to by the Required Lenders in writing, the Agent may in its discretion require all Lenders to honor requests or deemed requests by any Borrower for Revolving Loans at a time that an Overadvance exists or which would result in an Overadvance and each Lender shall be obligated to continue to make its pro rata share of Revolving Loans, up to a maximum amount outstanding equal to its Revolving Credit Commitment, so long as the aggregate amount of Overadvances with respect to all Borrowers is not known by the Agent to exceed $5,000,000 and so long as such Overadvance is not outstanding for more than ten (10) Business Days.

     2.2 OPTIONAL AND MANDATORY PREPAYMENTS; REDUCTION OF REVOLVING CREDIT COMMITTED AMOUNT.

          (a) Voluntary Prepayments. In addition to payments from collections pursuant to Section 2.3(b)(ii), the Borrowers shall have the right to prepay Loans in whole or in part from time to time, without premium or penalty; provided, however, that (i) Loans that are Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 4.10; (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000. Prepayments on Revolving Loans shall be applied first to Base Rate Loans, then to LMIR Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

          (b) Mandatory Prepayments.

          (i) Revolving Credit Committed Amount. As to each Borrower, if at any time, the sum of the aggregate principal amount of such Borrower's outstanding Revolving Loans plus such Borrower's Letter of Credit Obligations outstanding shall exceed the lesser of (A) the Revolving Credit Committed Amount and (B) its Borrowing Base, subject to any Overadvance permitted to be outstanding under Section 2.1(d)(vii), such Borrower within one (1) Business Day following receipt of demand shall pay to the Agent, for the ratable account of the Lenders, an amount sufficient to eliminate such excess.

          (ii) Casualty Loss. Subject to Section 7.10, to the extent a Borrower receives cash proceeds in connection with a Casualty Loss, such Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such cash proceeds if the Agent shall have elected to apply the proceeds realized from such Casualty Loss to the prepayment of the Loans (such prepayment to be applied as set forth in clause (iv) below).

          (iii) Asset Dispositions. Promptly and in any event within five (5) Business Days following the occurrence of any Asset Disposition or upon the date of any renewal of any Eurodollar Loan, if later, the applicable Borrower shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds of the related Asset Disposition in excess of $5,000,000. Such prepayment shall be applied as set forth in clause (iv) below.

          (iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.2(b) shall be applied to Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations (in an amount equal to 103% of the aggregate amount thereof or of any Eurodollar Loan pending repayment on a date of renewal). Any excess shall be retained by the Credit Parties. Within the parameters of the applications set forth above for Revolving Loans, prepayments shall be applied first to Base Rate Loans, then to LMIR Loans and then to Eurodollar Loans in direct order of Interest

     Period maturities. All prepayments under this Section 2.2(b) shall be subject to Section 4.10.

          (c) Voluntary Reductions of Revolving Credit Committed Amount. The Borrowers may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $5,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount)) upon three (3) Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause an Overadvance to be in effect for either Borrower, unless, concurrently with such termination or reduction, the Borrowers make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i). The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrowers pursuant to this Section 2.2(c).

          (d) Maturity Date. The Revolving Credit Commitment of the Lenders and the Letter of Credit Commitment of the Issuing Bank shall automatically terminate and all Obligations shall be due and payable on the Maturity Date.

          (e) General. The Borrowers shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Unused Line Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

          (f) Hedging Obligations Unaffected. Any prepayment made pursuant to this Section 2.2 shall not affect the Borrowers' obligation to continue to make payments under any Lender Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Hedging Agreement.

     2.3 PAYMENTS AND COMPUTATIONS.

          (a) The Borrowers shall make each payment hereunder and under the Notes not later than 2:00 P.M. on the day when due (unless such payments are otherwise paid by the Agent from amounts in the Cash Concentration Account as provided in Section 2.3(b) below). Payments made by the Borrowers shall be in Dollars to the Agent at its address referred to in
     Section 14.4 in immediately available funds without deduction, withholding, setoff or counterclaim. Payments made with respect to the Revolving Loans shall be applied to repay Revolving Loans consisting of Base Rate Loans first, then to Revolving Loans consisting of LMIR Loans and then to Revolving Loans consisting of Eurodollar Loans. As soon as practicable after the Agent receives payment from any Borrower, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article IV) or expenses payable to the Agent and the Lenders in accordance with Section 14.7 ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender. The Borrowers' obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

          (b) (i) Each Credit Party shall establish and shall maintain one or more collection accounts (each a "Collection Account") with Wachovia and shall instruct all account debtors (other than AMC) on the Accounts of such Credit Party to remit all payments to such Credit Party's Collection Account. All amounts received by each such Credit Party from any of its account debtors, in addition to all other cash received from any other source (including but not limited to, proceeds from asset sales and judgments), shall be promptly deposited into such Credit Party's Collection Account or into such Credit Party's Cash Concentration Account. The foregoing notwithstanding, the Agent may, in its sole discretion, permit the Credit Parties to maintain Collection Accounts with other financial institutions provided that each Collection Account is subject to a Deposit Account Control Agreement or Funds Letter Agreement, as the case may be, in favor of the Agent (Wachovia, along with each other financial institution which maintains a Collection Account, each a "Collection Bank"). Unless the Agent otherwise requires, no Deposit Account Control Agreement shall be required with respect to any Collection Account maintained with the Agent, so long as the Agent has "control" (as such term is used in Article 9 of the UCC) over such account.

          (ii) All receipts received by any Credit Party shall be remitted promptly to its Collection Account. All funds deposited into any Credit Party's Collection Account on any Business Day shall be transferred to its Cash Concentration Account. All funds deposited on any Business Day to a Borrower's Cash Concentration Account shall be applied by the Agent on the same Business Day as follows: (x) so long as Wachovia is the sole Lender hereunder, to the outstanding balance of the Revolving Loans initially advanced to such Borrower and accrued interest thereon and to pay any other outstanding Obligations of such Borrower which are then due and payable hereunder, and (y) if on the day of such deposit Wachovia is not the sole Lender hereunder, in accordance with such Borrower's instructions set forth in the Daily Loan Activity Sheet provided on such Business Day to reduce the then outstanding balance of such Borrower's Revolving Loans and to pay accrued interest thereon and to pay any other outstanding Obligations of such Borrower which are then due and payable hereunder; provided that for the purpose of determining the availability of Revolving Loans hereunder, such funds deposited into such Borrower's Cash Concentration Account shall be deemed to have reduced such Borrower's outstanding Revolving Loans on the Business Day such funds were deposited into such account. All amounts received directly by any Credit Party from any account debtor, in addition to all other cash received from any other source (including, without limitation, proceeds from asset sales and judgments), shall be held in trust by such Credit Party and promptly deposited into its Collection Account or, if made by wire transfer, directly to its Cash Concentration Account. Notwithstanding the foregoing to the contrary, upon the occurrence and during the continuation of an Event of Default, the Agent may disregard any Borrower's instructions set forth in such Borrower's Daily Loan

     Activity Sheet and shall apply funds deposited in any Cash Concentration Account as directed by the Required Lenders or as otherwise provided herein.

          (iii) All funds deposited into any Cash Concentration Account shall immediately become the property of the Agent, and the Credit Parties shall obtain the agreement by the Collection Banks to waive any offset rights against the funds so deposited. The Agent assumes no responsibility for the Collection Account arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by the Collection Banks thereunder.

          (iv) A Credit Party may close its Collection Account only upon (a) ten
     (10) days' prior written notice to the Agent, (b) substitution of a new Collection Account which is subject to a Deposit Account Control Agreement or Funds Letter Agreement, and subject to the terms and conditions set forth in any applicable Deposit Account Control Agreement or Funds Letter Agreement, as applicable. The Agent may allow, in its reasonable discretion, the Credit Parties to open new Collection Accounts, subject to such Collection Account's being subject to a Deposit Account Control Agreement or Funds Letter Agreement as contemplated above.

          (v) No Credit Party shall direct any account debtor (other than AMC) to submit payment on any Account to any location other than to such Credit Party's Collection Account. No collections from any Credit Party's Accounts (other than with respect to AMC) shall be deposited into any account other than to such Credit Party's Collection Account or its Cash Concentration Account.

          (c) Each Borrower hereby authorizes each Lender to charge from time to time against any or all of its accounts with such Lender any of the Obligations which are then due and payable by such Borrower. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with Section 2.8.

          (d) Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day. Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

     2.4 MAINTENANCE OF ACCOUNT.

     The Agent shall maintain an account on its books in the name of each Borrower in which such Borrower will be charged with all loans and advances made by the Lenders to such Borrower or for such Borrower's account, including such Borrower's Revolving Loans, Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney's fees which the Agent may actually incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against any Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by any Borrower. The Borrowers will be credited in accordance with Section 2.3(b)(ii) above, with all amounts received by the Lenders from the Borrowers or from others for the Borrowers' account, including, as above set forth, all amounts received by the Agent in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity. Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers' contracts or obligations relating to the Accounts.

     2.5 STATEMENT OF ACCOUNT.

     Within fifteen (15) days after the end of each month the Agent shall send the Borrowers a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and each of the Borrowers during that month. The monthly statements shall be deemed correct and binding upon the Borrowers and shall constitute an account stated between each Borrower and the Lenders unless, with respect to any Borrower, the Agent receives a written statement of such Borrower's exceptions within thirty-three
(33) days after same is mailed to the Borrowers.

     2.6 TAXES.

          (a) All payments made by the Borrowers hereunder or under any Note will be, except as provided in Section 2.6(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits (or any substitute for any such tax) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein (the "Excluded Taxes")) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Payment Taxes"). If any Payment Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or any other Credit Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by such Lender.

          (b) Each Foreign Lender agrees to deliver to the Borrowers and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 14.5(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Foreign Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note. In addition, each Foreign Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.6(a), but subject to the immediately succeeding sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Payment Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to
     Section 2.6(a) to gross-up payments to be made to a Foreign Lender in respect of Payment Taxes imposed by the United States if such Foreign Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.6(b). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.6, the Borrowers jointly and severally agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.6(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Payment Taxes.

          (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.6; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

          (d) If any Borrower pays any additional amount pursuant to this
     Section 2.6 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in its reasonable discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the applicable

     Borrower an amount that such Lender in the exercise of its reasonable discretion determines is equal to the net tax benefit obtained by such Lender as a result of such payment by such Borrower. In the event that no refund or credit is obtained with respect to such Borrower's payments to such Lender pursuant to this Section 2.6, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.6 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this
     Section 2.6(a) to the Borrowers or any other party.

          (e) In addition, the Borrowers agree to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any other Lender or Lenders or
     (iii) from the execution or delivery by any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Credit Documents (hereinafter referred to as "Other Taxes").

          (f) The Borrowers will indemnify each Lender and the Agent for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.6), subject to (i) the exclusion set out in the first sentence of Section 2.6(a), and (ii) the provisions of Section 2.6(b), and will indemnify each Lender and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this
     Section 2.6) paid by such Lender or the Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

          (g) Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 14.4, the original or certified copy of a receipt evidencing payment thereof.

          (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.6 shall survive the payment in full of all Obligations hereunder and under the Notes.

     2.7 SHARING OF PAYMENTS.

     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans by it in excess of its pro rata share of such payment as provided in this Credit Agreement or its participation in Letters of Credit in excess of its pro rata share of its participation therein as provided for in this Credit

Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     2.8 ALLOCATION OF PAYMENTS; PRO RATA TREATMENT.

          (a) Allocation of Payments Prior to Event of Default; Payments Generally. Each borrowing of Revolving Loans and any reduction of the Revolving Credit Commitments shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders. Each payment under this Agreement or any Note shall be applied, first, to any Fees then due and owing pursuant to Article IV, second, to interest then due and owing in respect of the Loans and, third, to principal then due and owing hereunder and under the Loans. Each payment on account of any Fees pursuant to Section Article IV shall be made pro rata in accordance with the respective amounts due and owing (except the Issuing Bank Fees which shall be payable solely to the Issuing Bank). Each payment (other than prepayments) by a Borrower on account of principal of and interest on the Loans initially advanced to such Borrower shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of the Lenders' outstanding Loans. Payments made pursuant to Section 4.9 shall be applied in accordance with such Section. Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.2(a) or (b), as applicable.

          (b) Allocation of Payments After Event of Default and Collateral Proceeds. Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

               FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees actually incurred) of the Agent in connection with enforcing the rights of the Lenders under the Credit

          Documents, any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

               SECOND, to payment of any fees owed to the Agent or an Issuing Bank hereunder or under any other Credit Document;

               THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees actually incurred) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

               FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder, and including with respect to any Lender Hedging Agreement, to the extent such Lender Hedging Agreement is permitted by this Agreement, any fees, premiums and scheduled periodic payments due under such Lender Hedging Agreement and any interest accrued thereon;

               FIFTH, to the payment of the outstanding principal amount of the Loans and to the payment or cash collateralization of the outstanding Letters of Credit Obligations (in an amount equal to 103% of the aggregate amount thereof), pro rata, as set forth below and including with respect to any Lender Hedging Agreement, to the extent such Lender Hedging Agreement is permitted by this Agreement, any breakage, termination or other payments due under such Lender Hedging Agreement and any interest accrued on such payments;

               SIXTH, to all liabilities and obligations now or hereafter arising from or in connection with any Bank Products;

               SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

               EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (a) amounts received shall be applied (x) without regard to whether any such amount obtained from any one Borrower is applied with respect to amounts initially advanced to another Borrower and (y) in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Revolving Loans, Letters of Credit Obligations and obligations outstanding under the Lender Hedging Agreements permitted by this Agreement bears to the aggregate then outstanding Revolving Loans, Letters of Credit Obligations, and obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," "SIXTH", and "SEVENTH" above; (c) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause "SEVENTH" above in the manner provided in this Section 2.8 and in the Security Documents.

     2.9 EXTENSIONS AND CONVERSIONS.

     Subject to the terms of Article V, each Borrower shall have the option, on any Business Day, to extend such Borrower's existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, to convert Eurodollar Loans into Base Rate Loans, to convert Base Rate Loans into LMIR Loans, to convert LMIR Loans into Base Rate Loans, to convert LMIR Loans to Eurodollar Loans, or to convert Eurodollar Loans into LMIR Loans; provided, however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans or LMIR Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans or LMIR Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in with respect to Revolving Loans,
Section 2.1(d)(i), and (iv) no more than five (5) separate Eurodollar Loans for each Borrower shall be outstanding hereunder at any time. Each such extension or conversion shall be effected by the applicable Borrower by giving a written Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan or LMIR Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan or LMIR Loan into a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrowers of the matters specified in Article V. In the event a Borrower fails to request extension or conversion of any of such Borrower's Eurodollar Loans in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

     2.10 REPLACEMENT OF LENDERS.

     The Borrowers shall be permitted to replace with a replacement financial institution satisfactory to the Agent (a) any Lender that requests reimbursement for amounts owing or payments of additional amounts pursuant to Section 2.6, 4.7 or 4.9; (b) any Defaulting Lender; or (c) any Lender (other than Wachovia Bank, National Association) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of Section 14.9, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) except with respect to clause (c) above, no Event of Default shall exist at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) with respect to clause (c) above, the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (v) the Borrowers shall be liable to such replaced Lender under Section 4.10 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 14.5(c) (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrowers shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.6, 4.7 or 4.9, as the case may be, (viii) in the case of clause (c) above, the Borrowers provide at least three (3) Business Days' prior notice to such replaced Lender, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 14.5 in connection with an assignment pursuant to this Section 2.10, the Borrowers may, upon two (2) Business Days' prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender, and each Lender hereby irrevocably authorizes the Borrowers to do so on its behalf. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such replacement cease to apply.

                                  ARTICLE III

                                LETTERS OF CREDIT

     3.1 ISSUANCE.

     Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Maturity Date as each Borrower may request, in a form acceptable to the Issuing Bank; provided, however, that, as to all Borrowers, (a) all of the Letter of Credit Obligations outstanding shall not at any time exceed the Letter of Credit Committed Amount and (b) the sum of the aggregate principal amount of all outstanding Revolving Loans plus all Letter of Credit Obligations outstanding shall not at any time exceed the lesser of (i) the Revolving Credit Committed Amount and (ii) the Aggregate Borrowing Base; provided further, that
(A) as to World Airways, the sum of the aggregate principal amount of World Airways' outstanding Revolving Loans plus its Letter of Credit Obligations outstanding shall not at any time exceed the lesser of (1) the Revolving Credit Committed Amount and (2) the WA Borrowing Base and (B) as to North American, the sum of the aggregate principal amount of

North American's outstanding Revolving Loans plus its Letter of Credit Obligations outstanding shall not at any time exceed the lesser of (1) the Revolving Credit Committed Amount and (2) the NA Borrowing Base. No Letter of Credit shall, as originally issued or as extended, have an expiry date extending beyond the Maturity Date; provided however, notwithstanding the forgoing, a Letter of Credit may have an expiry date beyond the Maturity Date, if (i) the Borrower shall surrender such Letter of Credit on the Maturity Date, or (ii) deposit with the Agent cash collateral in the amount equal to 105% of the Letter of Credit Obligations, to be held by the Agent until all of the Credit and Collateral Termination Events have occurred. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. The Existing Letters of Credit issued by Wachovia shall be deemed to have been issued hereunder on the Closing Date, and no request for issuance thereof need be made.

     3.2 NOTICE AND REPORTS.

     The request for the issuance of a Letter of Credit shall be submitted by the requesting Borrower to the Issuing Bank at least three (3) Business Days prior to the requested date of issuance. The Issuing Bank will, upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

     3.3 PARTICIPATION.

     Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Revolving Credit Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Revolving Credit Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4. The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

     3.4 REIMBURSEMENT.

     In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the applicable Borrower. Unless the applicable Borrower shall promptly notify the Issuing Bank that such Borrower intends to otherwise reimburse the Issuing Bank for such drawing, such

Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Each Borrower promises to reimburse the Issuing Bank on the day of drawing under any of its Letters of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If such Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%). Each Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment such Borrower may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of such Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrowers with respect thereto.

     3.5 REPAYMENT WITH REVOLVING LOANS.

     On any day on which any Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by such Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans or LMIR Loans (or Eurodollar Loans to the extent such Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to such Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 11.2) pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article V are then satisfied, (iii) whether a Default or an Event of Default then exists,
(iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency case or proceeding with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the applicable Borrower in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

     3.6 [INTENTIONALLY OMITTED.]

     3.7 UNIFORM CUSTOMS AND PRACTICES.

     The Issuing Bank may provide that the Letters of Credit shall be subject to the UCP, in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

     3.8 INDEMNIFICATION; NATURE OF ISSUING BANK'S DUTIES.

          (a) In addition to their other obligations under this Article III, the Borrowers agree to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of Government Acts.

          (b) As between the Borrowers and the Issuing Bank, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;
     (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

          (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to any Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

          (d) Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrowers contained in Section 3.4. The obligations of the Borrowers under this Section 3.8 shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

          (e) Notwithstanding anything to the contrary contained elsewhere in this Section 3.8, the Borrowers shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

     3.9 RESPONSIBILITY OF ISSUING BANK.

     It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Article III or V have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article III shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article III in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

     3.10 CONFLICT WITH LETTER OF CREDIT DOCUMENTS.

     In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.

                                   ARTICLE IV

                                INTEREST AND FEES

     4.1 INTEREST ON LOANS.

          (a) Subject to the provisions of Section 4.2, the Loans shall bear interest as follows:

          (i) Base Rate Loans. During such periods as the Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage;

          (ii) LMIR Loans. During such periods as the Loans shall be comprised of LMIR Loans, each such LMIR Loan shall bear interest at a per annum rate equal to the sum of the LMIR Rate plus the Applicable Percentage; and

          (iii) Eurodollar Loans. During such periods as the Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Percentage.

          (b) Any other term or provision hereof to the contrary notwithstanding, all Daily Rate Loans of a Borrower shall bear interest at the same rate, meaning, for example, that all Daily Rate Loans for such Borrower shall, at any given time, be either Base Rate Loans or LMIR Loans. Any request by a Borrower for the making of a Daily Rate Loan at a rate of interest which is different than the rate of interest of the outstanding Daily Rate Loans of such Borrower bear shall be deemed to be a request made pursuant to Section 2.9 to convert all outstanding Daily Rate Loans to the requested rate of interest.

          (c) Interest on the Loans shall be payable in arrears on each Interest Payment Date.

     4.2 INTEREST AFTER EVENT OF DEFAULT.

          (a) If any Event of Default under Section 11.1(f) shall have occurred and be continuing, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at the Default Rate.

          (b) Upon the request of the Agent or the Required Lenders, while any other Event of Default exists, (i) the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at the Default Rate and (ii) all Letter of Credit Fees and other fees payable pursuant to
     Section 4.5 shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     4.3 UNUSED LINE FEE.

     At the end of each fiscal quarter the Borrowers shall pay to the Agent for the benefit of the Lenders the Unused Line Fee due in respect of such calendar quarter.

     4.4 LENDERS' FEES.

     On the Closing Date the Borrowers shall pay to each Lender the Lenders'
Fees.

     4.5 LETTER OF CREDIT FEES.

          (a) Letter of Credit Fee. In consideration of the issuance of Letters of Credit hereunder, the Borrowers promise to pay to the Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Credit Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance (or the Closing Date, as to the Existing Letters of Credit issued by Wachovia) to the date of expiration equal to (i) 1.25% for the first $10,000,000 of outstanding Letters of Credit, (ii) 1.75% for Letters of Credit amounts outstanding in excess of $10,000,000, to the extent of such excess, and (iii), notwithstanding anything in subsection (i) or (ii) above to the contrary, 0.75% for all cash-collateralized outstanding Letters of Credit, to the extent of such cash-collateralization. The Letter of Credit Fee will be payable monthly in arrears on the last day of each calendar month.

          (b) Issuing Bank Fees. In addition to the Letter of Credit Fee payable pursuant to clause (a) above, at any time there is more than one Lender hereunder, each of the Borrowers promises to pay to the Issuing Bank for its own account without sharing by the other Lenders letter of credit fronting and negotiation fees in the amount of 0.125% of the amount of each such Letter of Credit requested by a Borrower and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, each such Letter of Credit (collectively, the "Issuing Bank Fees").

     4.6 AUTHORIZATION TO CHARGE ACCOUNT.

     The Borrowers hereby authorize the Agent to charge any of the Borrowers' accounts or the Borrowers' Revolving Loan accounts with the amount of all payments and fees due hereunder to the Lenders, the Agent and the Issuing Bank as and when such payments become due. The Borrowers confirm that any charges which the Agent may so make to the Borrowers' Revolving Loan accounts or such other accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. The Agent shall provide the Borrowers with notice of any such charges.

     4.7 INDEMNIFICATION IN CERTAIN EVENTS.

     If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Funding Bank or any of the Lenders, or (b) a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lenders' policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the Revolving Credit Committed Amount, the Revolving Loans, or the Letters of Credit, then the Borrowers shall from time to time upon demand by the Agent, pay to the Agent additional amounts sufficient to indemnify the Lenders against such increased cost. A certificate as to the amount of such increased cost shall be submitted to the Borrowers by the Agent and shall be conclusive and binding absent manifest error. Notwithstanding anything in the above to the contrary, the Borrowers shall not be required to indemnify the Lenders under this Section 4.7 for events occurring more than one hundred twenty (120) days prior to the Agent's demand for any such additional amount.

     4.8 INABILITY TO DETERMINE INTEREST RATE.

     If prior to the first day of any Interest Period, (a) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrowers when such conditions no longer exist. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans,
(ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

     4.9 ILLEGALITY.

     Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and
(c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

     4.10 FUNDING INDEMNITY.

     The Borrowers, jointly and severally, promise to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by any Borrower in making any prepayment of a Eurodollar Loan after such Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     The obligation of the Lenders to make any Revolving Loan or of the Issuing Bank to issue any Letter of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loan or issuance of such Letter of Credit the following conditions precedent:

     5.1 CLOSING CONDITIONS.

          The obligation of each Lender to make the Loans and/or of the Issuing Bank to issue Letters of Credit hereunder shall be subject to the satisfaction or waiver by the Agent in its reasonable discretion, on or prior to the Closing Date, of the following conditions precedent:

          (a) Executed Credit Documents. Receipt by the Agent of duly executed counterparts of: this Credit Agreement; any requested Notes; the Guaranty Agreement; the Contribution Agreement; the Collateral Disclosure Certificate(s), the Security Documents; and all other Credit Documents, each in form and substance acceptable to the Lenders in their sole discretion.

          (b) Organizational Documents. Receipt by the Agent of the following:

          (i) Charter Documents. Copies of the articles or certificates of incorporation or other formation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

          (ii) Bylaws. A copy of the bylaws or operating agreement or similar agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

          (iii) Resolutions. Copies of resolutions of the Board of Directors or similar managing body of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

          (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (ii) to the extent available, a certificate indicating payment of all corporate or other franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

          (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

          (c) Financial Statements. Receipt by the Agent and the Lenders of (a) the financial statements and the accountants' unqualified opinion and management letter prepared in connection therewith described in Section 6.6, (b) the Forecasts, and (c) such other information relating to the Credit Parties as the Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

          (d) Opinions of Counsel. Receipt by the Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability, absence of conflict with existing contracts and constitutional or charter documents, and attachment and perfection of liens), satisfactory to the Agent, addressed to the Agent and the Lenders and dated the Closing Date, from legal counsel to the Credit Parties.

          (e) Personal Property Collateral. The Agent shall have received:

          (i) searches of UCC filings in the jurisdiction of organization of each Credit Party, the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing could have been properly made by a creditor of a Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

          (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Agent's security interest in the Collateral;

          (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent's security interest in the Collateral;

          (iv) all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

          (v) Deposit Account Control Agreements with respect to all deposit accounts of the Credit Parties listed on Schedule 6.35, except as otherwise provided in Section 9.10;

          (vi) Securities Account Control Agreements with respect to all investment accounts of the Credit Parties listed on the Collateral Disclosure Certificate;

          (vii) Funds Letter Agreements with respect to Valley National Bank and the United Parcel Service;

          (viii) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Agent's security interest in the Collateral to the extent requested under the Security Documents;

          (ix) duly executed consents as are necessary, in the Agent's sole discretion, to perfect the Lenders' security interest in the Collateral, including, without limitation, such Acknowledgment Agreements from lessors of real property, warehousemen and other third parties as the Agent may require;

          (x) searches of FAA lien filings in Oklahoma City, Oklahoma, and evidence that no Liens exist other than Permitted Liens; and

          (xi) evidence satisfactory to the Agent that all filings or other actions necessary under the FAA Act to perfect the Agent's security interest in Spare Parts have been completed;

          (f) Field Examinations. All required field exams shall have been completed to the Agent's satisfaction.

          (g) Priority of Liens. The Agent shall have received satisfactory evidence that (i) the Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral (subject to clause (ii)), including, but not limited to, Spare Parts, and (ii) none of the Collateral is subject to any other Liens other than Permitted Liens.

          (h) Opening Borrowing Base Certificate. Receipt by the Agent of a Borrowing Base Certificate for each Borrower as of the Closing Date, substantially in the form of Exhibit L and certified by a Responsible Officer of such Borrower to be true and correct as of the Closing Date.

          (i) Evidence of Insurance. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and property insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Agent as loss payee on behalf of the Lenders as to property insurance and each Lender as additional insured and copies of any credit insurance policies insuring foreign Accounts to be included as Eligible Accounts Receivable.

          (j) Corporate Structure. The corporate capital and ownership structure of the Parent and its Subsidiaries shall be as described in Schedule 6.9.

          (k) Governmental, Shareholder and Third Party Consents. Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions and the related financings contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

          (l) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or its assets that could reasonably be expected to (i) have a Material Adverse Effect or (ii) affect any transaction contemplated by this Credit Agreement or any other Credit Document or the ability of the Credit Parties to perform their respective obligations under the Credit Documents.

          (m) Other Indebtedness. Receipt by the Agent of evidence that, after giving effect to the making of the Loans made on the Closing Date, the Credit Parties shall have no Funded Indebtedness other than the Permitted Indebtedness.

          (n) Solvency Certificate. Receipt by the Agent of the Solvency Certificate.

          (o) Officer's Certificates. Receipt by the Agent of a certificate or certificates executed by a Responsible Officer of the Parent as of the Closing Date stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) each of the Credit Parties is solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) if the Closing Date occurs during a Financial Covenant Testing Period, the Borrowers are in compliance with each of the financial covenants set forth in Article VIII.

          (p) Fees and Expenses. Payment by the Borrowers of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, the Lenders' Fees.

          (q) Sources and Uses; Payment Instructions. Receipt by the Agent of
     (a) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Borrowers in connection with the transactions contemplated by the Credit Documents to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the Parent or the Borrowers on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

          (r) Account Designation Letter. Receipt by the Agent of an Account Designation Letter.

          (s) Material Adverse Change. (i) Except as disclosed to the Agent in writing, no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect, shall have occurred since December 31, 2004, (ii) no occurrence or event which is reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2004, and be continuing and (iii) on or prior to the Closing Date, there shall not have occurred a substantial impairment of the financial markets generally which, in the opinion of the Required Lenders, has materially and adversely affected the transactions contemplated hereby.

          (t) Minimum Excess Borrowing Base Availability. Receipt by the Agent of evidence satisfactory to the Agent that the Borrowers have Excess Borrowing Base Availability of at least $3,000,000 as of the Closing Date, after giving effect to the payment of fees and expenses associated with the closing of this Credit Agreement, the making of the Loans and other extensions of credit and the application of the proceeds thereof to be made on the Closing Date and after deductions for past due payables and other obligations.

          (u) USA Patriot Act Certificate. Receipt by the Agent, at least five
     (5) Business Days prior to the Closing Date, of a certificate reasonably satisfactory to the Agent, for benefit of itself and the Lenders, provided by the Parent that sets forth information required by the USA Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the USA Patriot Act.

          (v) Collection Accounts. Agent shall be satisfied that the Credit Parties have established such Collection Accounts and Cash Concentration Accounts as required by this Credit Agreement, and shall be otherwise satisfied with the Credit Parties' cash management structure.

          (w) Labor Matters. Agent shall have received and be satisfied with all documents or other due diligence materials requested by Agent in connection with the Credit Parties' relationship with their employees' unions.

          (x) Aircraft Lessor Intercreditor Agreements. Agent shall have received and be satisfied with intercreditor agreements with such aircraft lessors as the Agent deems necessary in its reasonable discretion.

          (y) FAA Release. Agent shall have received and be satisfied with a release executed by Citibank, N.A., in form and substance sufficient for filing with the FAA releasing all of Citibank, N.A.'s, interest in the Credit Party's Spare Parts.

          (i) Payoff Letter. Agent shall have received and be satisfied with a copy of a payoff letter addressed to the Credit Parties from Citibank, N.A., with respect to the ATSB loan, which letter shall, among other things, require UCC termination statements for each jurisdiction in which Citibank, N.A., as a secured party, has filed a UCC financing statement naming any Credit Party as a debtor.

          (z) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

     5.2 CONDITION TO ALL LOANS AND LETTERS OF CREDIT.

          (a) Renewal of Representations and Warranties; No Default or Event of Default; No Material Adverse Change. On the date of the making of any Revolving Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a Revolving Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Revolving Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers that on the date of such Revolving Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

          (i) the representations and warranties contained in this Credit Agreement are true and correct in all material respects on and as of the date of such Revolving Loan or issuance of such Letter of Credit as though made on and as of such date and as updated as provided herein, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date);

          (ii) no event has occurred and is continuing, or would result from such Revolving Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement; and

          (iii) no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect shall have occurred and be continuing.

          (b) Notice of Borrowing and Borrowing Base Certificate. On the date of the making of any Revolving Loan, the Agent shall have received a Notice of Borrowing and Borrowing Base Certificate to the extent such Notice of Borrowing and Borrowing Base Certificate is required to be given with respect to the making of such Revolving Loan.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, hereby represents and warrants to the Lenders and the Issuing Bank as of the Closing Date, the Closing Date and on the date of each extension of credit hereunder, as follows:

     6.1 ORGANIZATION AND QUALIFICATION.

     Such Credit Party and each of its Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Credit Party and its Subsidiaries are qualified to do business as a domestic or foreign corporation or domestic or foreign limited liability company as of the Closing Date, in addition to, such Credit Party's organizational number, if any, assigned by such Credit Party's jurisdiction of organization.

     6.2 SOLVENCY.

     The fair saleable value of such Credit Party's assets exceeds all known liabilities, including those to be incurred pursuant to this Credit Agreement. Such Credit Party (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

     6.3 LIENS; INVENTORY; SPARE PARTS.

     There are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the Inventory or Spare Parts, wherever located, other than Permitted Liens. To the best of such Credit Party's knowledge, no lessor, warehouseman, or aircraft lessor of such Credit Party has been granted any Lien with respect to the Inventory or Spare Parts maintained by such Credit Party at the property of any such lessor or warehousemen or on aircraft leased by such aircraft lessor. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Liens and Collateral for which a certificate of title has been issued to the extent the Agent has not noted its Lien thereon). The Credit Parties are or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens. The Credit Parties will at their expense warrant, until payment in full of the Obligations and termination of the Commitments, and, at the Agent's request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party. The Credit Parties will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).

     6.4 NO CONFLICT.

     The execution and delivery by such Borrower of this Credit Agreement and by the Credit Parties of each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder, as applicable, and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (i) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (ii) are duly authorized by the Board of Directors or similar managing body of such Credit Party; (iii) are not in contravention of the terms of the organizational documents of such Credit Party or of any material indenture, contract, lease, agreement instrument or other commitment to which such Credit Party is a party or to its knowledge by which such Credit Party or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been or may be duly obtained, made or given from time to time, and are in full force and effect); (v) do not contravene in any material respect any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party; and (vi) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or to its knowledge by which it or any of its property may be bound or affected.

     6.5 ENFORCEABILITY.

     The Credit Agreement and all of the other Credit Documents, as applicable, are the legal, valid and binding obligations of such Credit Party, and with respect to those Credit Documents executed and delivered by any other Subsidiary, of each such other Subsidiary, and are enforceable against such Credit Party and such other Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

     6.6 FINANCIAL DATA; FORECASTS; MATERIAL ADVERSE CHANGE.

          (a) The Parent has furnished to the Lenders the following financial statements (the "Financials") and the Forecasts referenced below: (i) the consolidated balance sheet of the Parent as of, and consolidated statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 2004, audited by independent certified public accountants, (ii) the unaudited consolidated balance sheet of the Parent as of, and consolidated statement of income, retained earnings and changes in financial position for the period ending September 30, 2005, prepared by the chief financial officer of the Parent, (iii) an unaudited opening consolidated balance sheet of the Parent dated December 31, 2005, prepared by the chief financial officer of the Parent and (iv) yearly financial and operational forecasts for fiscal year 2006 (the "Forecasts"). The Financials are and the historical financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be in accordance with the books and records of the Parent and fairly present the financial condition of each of the Credit Parties at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved. The Forecasts have been prepared in good faith based on reasonable assumptions at the time made.

          (b) Since the date of the Financials, except as disclosed in the Parent's filings with the SEC, there have been no changes in the condition, financial or otherwise, of such predecessor corporations or any of the Credit Parties as shown on the respective balance sheets of such predecessor corporations and each of the Credit Parties described above, except (i) as contemplated herein or disclosed to the Agent in writing and
     (ii) for changes which individually or in the aggregate would not constitute a Material Adverse Change.

     6.7 LOCATIONS OF OFFICES, RECORDS AND INVENTORY.

     The Credit Parties' states of domicile, principal places of business and chief executive offices are set forth in Schedule 6.7, and the books and records (other than records located on Collateral or aircraft leased or operated by the Credit Parties) of the Credit Parties and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Credit Parties. There is no jurisdiction in which any Credit Party has any Collateral (except for vehicles, Inventory held for shipment by third Persons, Inventory in transit or on aircraft leased or operated by the Credit Parties), Inventory held for processing by third

Persons, or immaterial quantities of assets, equipment or Inventory) other than those jurisdictions listed on Schedule 6.7. Schedule 6.7 is a true, correct and complete list of (i) the legal names and addresses of each warehouseman at which Inventory or Spare Parts are stored and of each aircraft lessor, (ii) the address of the chief executive offices of the Credit Parties and each of their Subsidiaries, and (iii) the address of all offices where records and books of account of the Credit Parties and each of their Subsidiaries are kept. None of the receipts received by any of the Credit Parties from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

     6.8 FICTITIOUS BUSINESS NAMES.

     No Credit Party has used any corporate or fictitious name during the five
(5) years preceding the date hereof, other than the corporate name shown on its or such Credit Party's articles or certificate of incorporation or formation and as set forth on Schedule 6.8.

     6.9 SUBSIDIARIES.

     The only direct or indirect Subsidiaries of the Parent are those listed on
Schedule 6.9. The Persons identified on Schedule 6.9 are the record and beneficial owner of all of the shares of Capital Stock of each of the Subsidiaries listed on Schedule 6.9 as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares. All of such shares are owned by such Persons free and clear of any Liens other than Permitted Liens.

     6.10 NO JUDGMENTS OR LITIGATION.

     Except as set forth on Schedule 6.10, no judgments, orders, writs or decrees are outstanding against such Credit Parties or any of its Subsidiaries nor is there now pending or, to the best of such Credit Party's knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.

     6.11 NO DEFAULTS.

     Neither such Credit Party nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect. Such Credit Party knows of no (other than as disclosed under Section 6.10) dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

     6.12 NO EMPLOYEE DISPUTES.

     Except as described on Schedule 6.20, there are no controversies pending or, to the best of such Credit Party's knowledge after diligent inquiry, threatened between such Credit Party or any of its Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.13 COMPLIANCE WITH LAW.

     Except with respect to (i) the Parent's failure to timely make certain of its 2005 securities filings with the SEC and the resulting violations of NASDAQ rules and regulations, (ii) the matters relating to the Parent and the Borrowers discussed in the Parent's Form 10-Q for the third fiscal quarter 2005 as filed with the SEC, (iii) the litigation matters identified in Schedule 6.10 to the Credit Agreement, and (iv) the anticipated inability of Parent to timely file with the SEC the Parent's security filings as they come due for the first fiscal quarter in 2006: (a) neither such Credit Party nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect; (b) the conduct of the business of such Credit Party and each of its Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect; and (c) neither such Credit Party nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

     6.14 ERISA.

     None of such Credit Parties or any of their Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plan other than those listed on Schedule 6.14. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto, except where failure would not reasonably be expected to give rise to a liability in excess of $2,000,000. Such Credit Party, each of its Subsidiaries and each of its ERISA Affiliates has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA, except where failure would not reasonably be expected to give rise to a liability in excess of $2,000,000. No Termination Event has occurred with respect to a Benefit Plan other than a Multiemployer Plan, nor, to the best of the Credit Parties' knowledge, has (i) a Termination Event with respect to a Benefit Plan which is a Multiemployer Plan nor (ii) any other event occurred that may result in a Termination Event. No event or events have occurred in connection with which such Credit Parties or any of their Subsidiaries or ERISA Affiliates, any fiduciary of a Benefit Plan to which such Credit Parties are obligated for indemnification or any Benefit Plan, directly or indirectly, would be subject to any liability, individually or in the aggregate, exceeding $2,000,000 under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

     6.15 COMPLIANCE WITH ENVIRONMENTAL LAWS.

     Except as disclosed on Schedule 6.15, and except where failure would not reasonably be expected to have a Material Adverse Effect, (a) the operations of such Credit Party and each of its Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, directions, ordinances, criteria or guidelines and (b) none of the operations of such Credit Party or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines. Except as disclosed on Schedule 6.15, and except where failure would not reasonably be expected to have a Material Adverse Effect, none of the operations of such Credit Party or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on
Schedule 6.15, and except where failure would not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on Schedule 6.15, and except where failure would not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries have any contingent liability of which such Credit Party has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Subsidiaries received any notice, letter or other indication of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

     6.16 USE OF PROCEEDS.

     All proceeds of the Loans will be used only in accordance with Section
7.13.

     6.17 INTELLECTUAL PROPERTY.

     Such Credit Party and each of its Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it. Schedule 6.17 sets forth (a) all of the material federal, state and, to the best knowledge of the Credit Parties, foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Subsidiaries, and all pending applications for any such registrations, (b) all of the material patents and registered copyrights of such Credit Party and its Subsidiaries and all pending applications therefor and (c) all other material trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Subsidiaries in connection with their businesses (collectively, the "Proprietary Rights"). Such Credit Party and its Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and to such Credit Party's knowledge no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Credit Party or its Subsidiaries having the registration number and issue date set forth on Schedule 6.17. The Proprietary Rights listed on Schedule 6.17 are all material Proprietary Rights used in the businesses of such Credit Party and its Subsidiaries. All applications pertaining to such Credit Party's Proprietary Rights have been duly and properly filed, and all registrations or letters pertaining to such Proprietary Rights have been duly and properly filed and issued. Except as disclosed on Schedule 6.17, no person has a right to receive any material royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Subsidiaries and to such Credit Party's knowledge no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17. Except as disclosed on
Schedule 6.17, neither such Credit Party nor any of its Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person. To the knowledge of such Credit Party, the use of each of the Proprietary Rights by such Credit Party and its Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Subsidiaries that are presently outstanding (i) alleging that the use of any of the material Proprietary Rights infringes upon or otherwise violates in any material respect the rights of any third party in or to any of the Proprietary Rights, or (ii) otherwise seeking to limit, cancel or question the validity of any Proprietary Rights of such Credit Party or any of its Subsidiaries. No holding, decision or judgment has been rendered by any Governmental Authority which would materially limit, cancel or question the validity of any Proprietary Rights of such Credit Party nor any of its Subsidiaries. Neither such Credit Party nor any of its Subsidiaries have given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party's knowledge, no Person is infringing on any of the Proprietary Rights. All of the material Proprietary Rights of such Credit Party and its Subsidiaries are valid, subsisting, unexpired and enforceable rights of such Credit Party and its Subsidiaries, have not been abandoned, and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

     6.18 LICENSES AND PERMITS.

     Such Credit Party and each of its Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or appropriate for the operation of their businesses as presently conducted and as proposed to be conducted, including, but not limited to, all air carrier certificates required under the FAA Act. Neither such Credit Party nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which violation could reasonably be expected to have a Material Adverse Effect.

     6.19 TITLE TO PROPERTY.

     Such Credit Party has (i) good and marketable fee simple title to or valid leasehold or usufruct interests in all of its real property, including, without limitation, the Real Estate, if any (all such real property and the nature of such Credit Party's or any of its Subsidiary's interest therein is disclosed on
Schedule 6.19, as it may be updated from time to time pursuant to Section 7.9) and (ii) good and valid title to all of its other owned property (including without limitation, all real and other property in each case as reflected in the Financial Statements delivered to the Agent hereunder), other than, with respect to properties described in clause (ii) above, properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of the Parent, and in each case subject to no Liens other than Permitted Liens. Such Credit Party and its Subsidiaries enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property. None of the Leases contains provisions which, if complied with, have or could reasonably be expected to have a Material Adverse Effect. No material default on the part of any Credit Party, or to its knowledge, any other party, exists under any Lease. All of the Structures and other tangible assets owned, leased or used by such Credit Party or any of its Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner customary in the industry in which such Credit Party or such Subsidiaries are engaged, (b) to its knowledge, structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in satisfactory operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (e) sufficient for the operation of the businesses of such Credit Party and its Subsidiaries as currently conducted and
(f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where in each instance listed above the failure to conform could not reasonably be expected to have a Material Adverse Effect.

     6.20 LABOR MATTERS.

     Neither such Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice. Except as described in Schedule 6.20, there is (a) no material unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, and (c) no union representation questions with respect to the employees of such Credit Party or any Subsidiaries and no union organizing activities.

     6.21 INVESTMENT COMPANY, ETC.

     Neither such Credit Party nor any of its Subsidiaries is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

     6.22 MARGIN SECURITY.

     Such Borrower does not own any margin stock and no portion of the proceeds of any Loans or Letters of Credit shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U, T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

     6.23 NO EVENT OF DEFAULT.

     No Default or Event of Default has occurred and is continuing.

     6.24 TAXES AND TAX RETURNS.

     Each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent or (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Except as described in Schedule 6.24, none of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

     6.25 NO OTHER INDEBTEDNESS.

     Such Credit Party has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

     6.26 STATUS OF ACCOUNTS.

     Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, including, but not limited to, any applicable USG Entity, made by such Credit Party in the ordinary course of its business; the goods and inventory being sold, services provided and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect. Such Credit Party confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for) and that none of said taxes or fees is or will become a lien on or claim against the Accounts, except with respect to any USG Entity's right of offset.

     6.27 REPRESENTATIONS AND WARRANTIES.

     As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the Credit Parties and their Subsidiaries, and to the knowledge of each such Credit Party and its Subsidiaries, each other party thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

     6.28 MATERIAL CONTRACTS.

     Schedule 6.28 sets forth a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contains provisions the performance or nonperformance of which have or could reasonably be expected to have a Material Adverse Effect. All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

     6.29 SURVIVAL OF REPRESENTATIONS.

     All representations made by such Credit Party in this Credit Agreement (including by incorporation by reference in the Guaranty Agreement, if any) and in any other Credit Document shall survive the execution and delivery hereof and thereof.

     6.30 AFFILIATE TRANSACTIONS.

     Except as set forth on Schedule 6.30, neither such Credit Party nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or any of its Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Credit Party and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated

Person or (b) agreements regarding intercompany indebtedness or capital contributions or (c) as permitted under Section 9.4, Section 9.5, Section 9.6 or clause (iv) of the definition of Permitted Investments or (d) usual and customary indemnification arrangements for officers and directors, payments of customary directors fees and expenses, employment agreements and employee benefit or compensation plans.

     6.31 TRADE SUPPLIERS.

     Schedule 6.31 is a true, correct and complete list of all of the suppliers who have sold goods or provided services to such Credit Party or any of its Subsidiaries (or their predecessor entities) during the calendar year ended December 31, 2005.

     6.32 KEY MEMBERS OF MANAGEMENT.

     Schedule 6.32 is a true, correct and complete list of the executive management of such Credit Party as of the Closing Date.

     6.33 ACCURACY AND COMPLETENESS OF INFORMATION.

     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby taken as a whole is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact known to it necessary to make such information not misleading at such time. There is no fact (other than matters of a general economic nature) now known to any executive officer of any Credit Party or any of its Subsidiaries which has, or would have, a Material Adverse Effect which fact has not been set forth herein, in the Financials, the Parent's filings with the SEC, or any certificate, opinion or other written statement made or furnished by any Credit Party to the Agent. Notwithstanding anything to the contrary set forth herein, with respect to projected financial information and forecasts, (a) each of the Credit Parties represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and (b) each of the Lenders and the Agent recognizes that such forecasts as to future events are not to be viewed as facts and that actual results may differ from the forecasts.

     6.34 ANTI-TERRORISM LAWS.

          (a) General. None of the Credit Parties or their Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

          (b) Executive Order No. 13224. None of the Credit Party or their Affiliates is any of the following (each a "Blocked Person"):

          (i) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

          (ii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (iii) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

          (iv) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

          (v) a Person or entity who is affiliated with a Person or entity listed above.

          (c) None of the Credit Parties or their Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

     6.35 DEPOSIT ACCOUNTS.

     As of the Closing Date, none of the Credit Parties has any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person that is not described on Schedule 6.35, and Schedule 6.35 accurately sets forth the purpose for which each such deposit account is maintained.

     6.36 FORCE MAJEURE.

     None of any Credit Party's business is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of public enemy or other casualty that would reasonably be likely to have a Material Adverse Effect.

     6.37 DEALINGS WITH GOVERNMENT.

     To the best knowledge of the Credit Parties, neither the Credit Parties nor any of their respective directors, officers, partners, members, agents or employees, or any Affiliate or other Person acting on behalf of any such Person,
(i) has made any unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others, or (ii) is currently or was previously debarred or suspended from any contracting with a USG Entity, and no event has occurred and no condition currently exists that is likely to result in any such debarment or suspension.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     Until termination of this Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, agrees that, unless the Required Lenders shall have otherwise consented in writing:

     7.1 FINANCIAL INFORMATION.

     The Parent will furnish to the Lenders the following information within the following time periods:

          (a) With respect to (i) the Parent's 2005 fiscal year, on or before May 15, 2006, and (ii) each subsequent fiscal year of the Parent, within ninety (90) days after the close of such fiscal year, the audited consolidated and consolidating balance sheets and statements of income and retained earnings and of changes in cash flow of the Parent and its Subsidiaries, for such year, each in reasonable detail, each setting forth in comparative form the corresponding figures for the preceding year and the corresponding figures from the Parent's forecast for such year, prepared in accordance with GAAP, and accompanied by a report and opinion of an Independent Accountants selected by the Borrower and approved by the Agent (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like assumption, qualification or exception or any assumption, qualification or exception as to the scope of the audit);

          (b) within forty-five (45) days after the end of each fiscal month of the Parent, unaudited consolidated and consolidating financial statements similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year and the corresponding figures from the Parent's forecasts for such month, prepared in accordance with GAAP (except that such monthly statements need not include footnotes and year end adjustments) and certified by any of the officers described in paragraph (e) below;

          (c) [Intentionally Omitted.]

          (d) within fifty (50) days after the end of each fiscal quarter, a Compliance Certificate (i) stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any default by the Parent in the performance or observance of any of the provisions of this Credit Agreement, during such quarter, or, if such officer has such knowledge, specifying each default and the nature thereof, and (ii), during any Financial Compliance Testing Period, showing compliance by the Parent as of the date of such statement with the financial covenants set forth in
     Article VIII and the other applicable covenants set forth in Exhibit K;

          (e) not later than 12:00 Noon on the tenth Business Day of each fiscal month, a Borrowing Base Certificate for each Borrower, duly completed and certified by such Borrower's Responsible Officer, detailing such Borrower's Eligible Prime Government Accounts, Eligible Contractor Accounts, Eligible Commercial Accounts, and Eligible Unbilled Government Accounts as of the previous Business Day and Eligible Spare Parts as of the most recent date of determination which shall be determined not less frequently than monthly. In addition, on the 15th day of each month (or if such day is not a Business Day, then on the next succeeding Business Day), the Parent shall furnish a written report to the Lenders setting forth (i) the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by due date, which aging reports shall indicate which Accounts are current, up to 30, 30 to 60 and over 60 days past due and shall list the names and addresses of all applicable account debtors,
     (ii) an accounts payable aged trial balance at the immediately preceding month end for each account creditor, aged by due date (such aging reports shall indicate which Accounts are current, up to 30, 30 to 60 and over 60 days past due and shall list the names and addresses of all applicable account creditors), and (iii) a schedule of Spare Parts owned by each Borrower by location and category. The Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Credit Agreement until such time as any new Borrowing Base Certificate is delivered to the Agent in accordance herewith; Borrowing Base Certificates may be prepared and submitted to the Lenders on a more frequent basis than monthly, provided that such certificate complies with the requirements set forth elsewhere herein;

          (f) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to the Parent by its Independent Accountant in connection with any annual or interim audit of the books of the Parent made by such accountants;

          (g) within ten (10) Business Days after the issuance thereof, copies of any financial statements and reports sent by the Parent to its stockholders, unless such statements and reports have also been filed with the SEC;

          (h) no later than the last Business Day of December during each year when this Credit Agreement is in effect, a business plan for the immediately following fiscal year of the Parent which includes a projected consolidated balance sheet and statement of income for such fiscal year and a projected consolidated statement of cash flows for such fiscal year and, no later than the last Business Day of January during each year when this Credit Agreement is in effect, a business plan for such fiscal year of the Parent which includes projected consolidated balance sheets and statements of income on a monthly basis for such fiscal year, and projected consolidated statements of cash flows on a quarterly basis for such fiscal year;

          (i) promptly upon receipt thereof, copies of all notices delivered to the Parent or sent by the Parent with respect to any Subordinated Debt and any other material indebtedness of the Parent, including, without limitation, any notice of default (the Parent expressly agreeing to furnish all such notices by telecopy);

          (j) within five (5) Business Days after any Responsible Officer becomes aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Credit Parties' proposed response thereto, each in reasonable detail;

          (k) promptly upon any substantial change relating to the type, quantity or quality of the Collateral or any event which could reasonably be expected to have a Material Adverse Effect, information describing in sufficient detail such change;

          (l) promptly upon the Agent's request from time to time such written statements and schedules, with respect to the Parent or any of its Subsidiaries, as the Agent may reasonably require, including without limitation those described in this Section 7.1, designating, identifying or describing the Collateral pledged to the Lenders hereunder. The Parent's or any other Credit Party's failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders' security interests in the Collateral; and

          (m) with reasonable promptness, such other data as the Agent or any of the Lenders may reasonably request.

     7.2 INVENTORY; SPARE PARTS.

          (a) unless the Agent shall have otherwise received a Spare Parts Appraisal pursuant to section (b) below for the applicable month, within thirty (30) days after the end of each month, upon the request of the Agent from time to time, the Credit Parties will provide to the Agent written or electronic statements listing items of Inventory and Spare Parts in reasonable detail as requested by the Agent.

          (b) the Credit Parties shall assist the independent third party appraiser who will, within twenty-five (25) days after the end of each month, provide the Agent with a written or electronic Spare Parts Appraisal.

     7.3 CORPORATE EXISTENCE.

     Each Credit Party and each of its Subsidiaries (a) will maintain their current corporate or other organizational existence (except for changes permitted under Section 9.4), will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (b) will obtain or maintain patents, contracts and other rights necessary or desirable to the profitable conduct of their businesses, (c) will continue in, and limit their operations to, the same general lines of business as that presently conducted by them and (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

     7.4 ERISA.

     Each Credit Party will deliver to the Agent, at such Credit Party's expense, the following information at the times specified below:

          (a) within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Parent describing such Termination Event and the action, if any, which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

          (b) within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred with respect to a Plan that could result in a material civil penalty or excise tax, a statement of the chief financial officer of the Parent describing such transaction and the action which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto;

          (c) within thirty (30) Business Days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

          (d) within thirty (30) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

          (e) within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Credit Party or any of its Subsidiaries or ERISA Affiliates with respect to such request;

          (f) within ten (10) Business Days upon the occurrence thereof, notification of any material increase in the benefits of any existing Plan or the establishment of any new Plan imposing an added, material contribution obligation on the Credit Party or any of its Subsidiaries or ERISA Affiliates (after taking into account any corresponding reductions in contribution obligations made to previously existing Plans) or the commencement of contributions to any Plan to which any Credit Party or any of its Subsidiaries or ERISA Affiliates was not previously contributing which contributions represent an added, material contribution obligation of such party (after taking into account any corresponding reductions in contribution obligations made to previously existing Plans);

          (g) within three (3) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (h) within ten (10) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of any written determination from the Internal

     Revenue Service to the effect that the tax-qualified status of any Plan under Section 401(a) of the Internal Revenue Code is revoked, copies of each such communication;

          (i) within ten (10) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of a notice regarding the imposition of withdrawal liability against any such party with respect to a Multiemployer Plan, copies of each such notice;

          (j) within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

          (k) within three (3) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

     For purposes of this Section 7.4, any Credit Party or any of its Subsidiaries or ERISA Affiliates shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

     The Credit Parties will establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that any Credit Parties is in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

     7.5 PROCEEDINGS OR ADVERSE CHANGES.

     The Credit Parties will within five (5) Business Days after any executive officer of any Credit Party learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted or threatened to be instituted by or against any Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any Material Adverse Change. Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

     7.6 ENVIRONMENTAL MATTERS.

     Each Credit Party will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all environmental laws, regulations, directions, ordinances, criteria and guidelines in all jurisdictions in which any of them is or may at any time be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, directions, ordinances, criteria, guidelines, requirements or permits in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that any Credit Party or any of its Subsidiaries is contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof, and except where failure would not reasonably be expected to have a Material Adverse Effect; provided, further, that each Credit Party and each of the Subsidiaries will comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Credit Party or Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If any executive officer of any Credit Party or any of its Subsidiaries shall (a) receive notice that any violation of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline may have been committed or is about to be committed by such Credit Party or any of its Subsidiaries, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Credit Party or any of its Subsidiaries alleging violations of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline or requiring such Credit Party or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that such Credit Party or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, the Credit Parties will provide the Agent with a copy of such notice within fifteen (15) days after the receipt thereof by the applicable Credit Party or any of its Subsidiaries. Within fifteen (15) days after any Credit Party learns of the enactment or promulgation of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline which could reasonably have a Material Adverse Effect, such Credit Party will provide the Agent with notice thereof. Each Credit Party will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters.

     7.7 BOOKS AND RECORDS; INSPECTION.

     Each Credit Party will, and will cause each of its Subsidiaries to, maintain books and records pertaining to the Accounts and other Collateral in such detail, form and scope as is consistent with good business practice or as the Agent may otherwise reasonably require, and agrees that such books and records will reflect the Lenders' interest in the Accounts and such other Collateral. Each Credit Party agrees that the Agent or its agents, upon reasonable prior written notice (except during the existence of an Event of Default), may enter upon the premises of each Credit Party or any of its Subsidiaries at any time and from time to time, during normal business hours and subject to the limitations, if any, contained in any Leases of Real Property, and at any time at all during the existence of an Event of Default, for the purpose of (a) enabling the Agent's internal auditors or outside third party designees to conduct quarterly field examinations at such Credit Party's expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at such Credit Party's expense) any and all records pertaining thereto, (d) discussing the affairs, finances and business of any Credit Party or with any executive officers and directors of any Credit Party and (e) verifying Eligible Accounts Receivable and/or Eligible Spare Parts. The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections. The Agent expects to conduct two field examinations per year, but reserves the right, in its sole discretion, to conduct a field examination at any time, or with less frequency, upon reasonable notice to the Parent. The Agent reserves the right, exercisable from time to time hereafter in the Agent's commercially reasonable judgment, to require that any Credit Party obtain, and the Credit Parties shall so obtain, at the Credit Parties' expense, Spare Parts Appraisals or other appraisals or updates to any existing appraisals being obtained in connection with the execution and delivery of this Agreement, reflecting then current values of the Spare Parts; provided, that unless an Event of Default has occurred and is continuing, so long as the Agent continues to receive the Spare Parts Appraisals described in Section 7.2(b), the Agent shall not require additional Spare Parts Appraisals. Each Credit Party agrees to afford the Agent thirty (30) days prior written notice of any change in the location of any Collateral (other than Inventory held for shipment by third Persons, Inventory in transit or on aircraft, Inventory held for processing by third Persons or immaterial quantities of assets, equipment or Inventory), its jurisdiction of organization or the location of its chief executive office or place of business from the locations specified in Schedule 6.7, and to execute (to the extent required) in advance of such change, cause to be filed and/or delivered to the Agent any financing statements or other documents required by the Agent, all in form and substance satisfactory to the Agent. Each Credit Party agrees to furnish any Lender with such other information regarding its business affairs and financial condition as such Lender may reasonably request from time to time.

     7.8 [INTENTIONALLY OMITTED.]

     7.9 SECURITY INTERESTS.

     Each Credit Party will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Credit Party agrees to, and will cause the other Credit Parties to, comply with the requirements of all state (other than state certificate of title laws) and federal laws in order to grant to the Lenders valid and perfected first priority security interests in the Collateral. The Agent is hereby authorized by each Credit Party to file any financing statements covering the Collateral whether or not any Credit Party's signature appears thereon. Each Credit Party agrees to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; making appropriate filings with the FAA as to any aircraft, engines or Spare Parts that are owned by any Credit Party, cooperating with the Agent's custodians; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and aircraft lessors and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; assigning its rights to the payment of Accounts pursuant to the Assignment Act (the failure of which to so assign will permit the Agent to exclude such Accounts from the Borrowing Base); and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents. Any and all fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys' fees actually incurred or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; making title examinations or rendering opinions (subject to express limitations as provided herein); in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Credit Parties. If the same are not promptly paid by the Credit Parties, the Agent may pay same on the Credit Parties' behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand. If any Credit Party acquires or leases any Real Estate after the date hereof, such Credit Party will promptly submit to the Agent an updated Schedule 6.19 pursuant to Section 7.23, and all provisions of this Credit Agreement (including, without limitation, the foregoing provisions of this Section 7.9 and all other applicable representations, warranties and covenants) that are applicable to Real Estate shall apply thereto.

     7.10 INSURANCE; CASUALTY LOSS.

     Each Credit Party will, and will cause each of the Subsidiaries to, maintain public liability insurance, third party property damage liability insurance and replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customary for similarly situated companies and at all times satisfactory to the Agent in its reasonable discretion. The Lenders shall be named as additional insured on all liability policies. All property policies covering the Collateral are to name the Agent as loss payee and the Credit Parties and the Lenders as additional insureds in case of loss, as their interests may appear, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies. True copies of all original insurance policies or certificates of insurance evidencing such insurance covering the Collateral are to be delivered to the Agent on or prior to the Closing Date, premium prepaid, with the loss payable endorsement in the Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Agent, of the exercise of any right of cancellation. In the event any Credit Party or any of its Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Agent in its reasonable discretion) with respect to collecting any claim in excess of $500,000 under any insurance policies required to be maintained under this Section 7.10, the Agent shall have the right (subject to the last sentence in this Section 7.10), in the name of the Agent, such Credit Party or Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Each Credit Party will provide written notice to the Lenders of the occurrence of any of the following events within five (5) Business Days after its risk manager has knowledge of such event: any asset or property owned or used by any Credit Party or any of its Subsidiaries is (i) materially damaged or destroyed, or suffers any other loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral is in excess of $500,000 (collectively, a "Casualty Loss"). Each Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss. In the event of a Casualty Loss (subject to the last sentence in this Section 7.10), the Credit Parties will pay to the Agent, promptly upon receipt thereof, any and all insurance proceeds and payments received by any Credit Party or any of its Subsidiaries on account of damage, destruction or loss of all or any portion of the Collateral in excess of $500,000. The Agent may, at its election and in its sole discretion, either (a) apply the proceeds realized from Casualty Losses in excess of $500,000 to payment of accrued and unpaid interest or outstanding principal of the Revolving Loans or (b) pay such proceeds to the Credit Parties to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss. After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Agent and (ii) the Agent may participate in any such proceedings and the Credit Parties will deliver to the Agent such documents as may be requested by the Agent to permit such participation and will consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each Credit Party hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, after the occurrence and continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Credit Party shall, upon demand of the Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever. Notwithstanding anything in this Section 7.10 to the contrary, provided there exists no Event of Default, if there is Casualty Loss with respect to assets or property which does not constitute Collateral, to the extent a Credit Party has paid money toward the repair or replacement of such assets or property, and such assets or property have been, or are in the process of being, repaired or replaced in a timely manner, the Agent shall have no right to file insurance claims or collect insurance proceeds with respect to such assets or property, but, if there is a Casualty Loss with respect to Collateral, to the extent a Credit Party has paid money toward the repair or replacement of such Collateral, and such Collateral is, or is in the process of being, repaired or replaced in a timely manner, such Credit Party shall be entitled to insurance proceeds and consequential damages to the extent of the amount paid for such repair or replacement and any consequential damages incurred in connection with such Casualty Loss, provided that this subsection (b) shall not limit the Agent's right to file insurance claims to the extent provided in this Section
7.10 and collect insurance proceeds in excess of the amount paid by such Credit Party for such repair or replacement.

     7.11 TAXES.

     Each Credit Party will, and will cause each of the Subsidiaries to, pay, when due and in any event prior to delinquency (giving effect to all extensions), all Taxes lawfully levied or assessed against any Credit Party, any of its Subsidiaries or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party or any of its Subsidiaries, no such Tax need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

     7.12 COMPLIANCE WITH LAWS.

     Each Credit Party will, and will cause each of the Subsidiaries to, comply with all lawful acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     7.13 USE OF PROCEEDS.

     The proceeds of any advances made hereunder shall be used by the Borrowers solely to refinance approximately $24,000,000 of outstanding U.S. Government guaranteed loans and for the working capital, letter of credit and general corporate needs of the Borrowers or any other lawful purpose; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

     7.14 FISCAL YEAR; ACCOUNTING POLICIES.

     Each Credit Party agrees that it will not change its fiscal year from a year ending December 31 unless required by law or its Independent Accountant, in which case such Credit Party will give the Agent at least thirty (30) days prior written notice thereof or such shorter period as may be required to assure Credit Parties' compliance with any such requirement. Each Credit Party agrees that it will not change its accounting policies from those used to prepare the financial statements delivered pursuant to Section 5.1(c) without complying with the requirements of Section 1.2.

     7.15 NOTIFICATION OF CERTAIN EVENTS.

     Each Credit Party agrees that it will within five (5) Business Days after such Credit Party learns of the following, notify the Agent of the occurrence of any of the following events (with it being understood that providing of notice pursuant to this Section 7.15 does not constitute any waiver or consent to any of the following):

          (a) any Material Contract of any Credit Party or any of its Subsidiaries with a USG Entity is terminated before the scheduled termination date or amended in any material respect adverse to such Credit Party or any new Material Contract is entered into with a USG Entity (in which event each Credit Party shall provide the Agent with a copy of such Material Contract); or

          (b) any of the material terms upon which any of the material suppliers to any Credit Party or any of its Subsidiaries do business with any Credit Party or any Subsidiary are changed or amended in any material adverse respect; or

          (c) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Credit Party or any of its Subsidiaries or any of their respective properties or assets; or

          (d) any notification of violation of any law or regulation in any material respect or any material inquiry shall have been received by any Credit Party or any of its Subsidiaries from any local, state, federal or foreign Governmental Authority or agency.

     7.16 ADDITIONAL BORROWERS AND GUARANTORS.

     The Credit Parties will not form or acquire any material Foreign Subsidiary. Upon any Person becoming a direct or indirect Subsidiary of the Parent, the Credit Parties will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause any such Person that is a Domestic Subsidiary to execute and deliver to the Agent a Joinder Agreement in substantially the form of Exhibit M, causing such Subsidiary to become a party to (i) this Credit Agreement, as a joint and several "Borrower", (ii) the Security Agreement, as an "Obligor" granting a first priority Lien on its personal property, subject to Permitted Encumbrances, (iii) the Contribution Agreement, as a "Contributing Party" and (iv) as appropriate, the Pledge Agreement, as a "Pledgor", causing all of its Capital Stock (or in the case of any Foreign Subsidiary, and without waiving the requirement for the prior consent of the Required Lenders for the formation or acquisition thereof, sixty-five percent (65%) of its Capital Stock) to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent) (b) cause any such Person that is a Domestic Subsidiary to execute and deliver to the Agent Revolving Notes in favor of the Lenders, and (c) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent; provided, however, in lieu of the foregoing, at the option of the Agent, the Credit Parties shall cause such Person to execute and deliver to the Agent a joinder agreement in substantially the form of Exhibit M causing such Subsidiary (other than a Foreign Subsidiary) to become a party to the Guaranty Agreement, as a joint and several "Guarantor", and each of the Contribution Agreement and the Security Documents described in clauses (a)(ii) through (iv) above, as applicable and with the same effect set forth above, and to deliver such additional documentation of the types described in clause (c) above, all as the Agent reasonably shall request.

     7.17 SCHEDULES OF ACCOUNTS AND PURCHASE ORDERS.

     In furtherance of the continuing assignment and security interest in the Accounts of each Credit Party granted pursuant to the Security Agreement, at such time as the Agent may reasonably request, each Credit Party will execute and deliver to the Agent in such form and manner as the Agent may require, solely for its convenience in maintaining records of collateral, such confirmatory schedules of Accounts, and other appropriate reports designating, identifying and describing the Accounts as the Agent may require. In addition, upon the Agent's request, each Credit Party will provide the Agent with copies of agreements with, or purchase orders from, the customers of each Credit Party and its Subsidiaries, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Credit Party hereby authorizes the Agent to regard such Credit Party's or any such Subsidiary's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Credit Party's or such Subsidiary's authorized officers or agents.

     7.18 COLLECTION OF ACCOUNTS.

          (a) Unless an Event of Default shall have occurred and be continuing, each Credit Party may and will in the ordinary course of business enforce, collect and receive all amounts owing on the Accounts, for the Lenders' benefit and on the Lenders' behalf but at the Credit Parties' expense in accordance with the provisions of Section 2.3; such privilege shall terminate automatically, however, without notice to the Credit Parties which is hereby expressly waived by the Credit Parties, during the existence of any Event of Default and from and after such time and during the continuance thereof, the Agent shall be entitled to enforce, collect and receive all amounts owing on the Accounts and all other amounts for the Lenders' benefit and on the Lenders' behalf (but at the Credit Parties' expense) pursuant to cash management arrangements reasonably satisfactory to the Agent and in accordance with the Security Agreement.

          (b) Any checks, cash, notes or other instruments or property received directly by any Credit Party or any of its Subsidiaries with respect to any Accounts shall be held by such Credit Party or such Subsidiary in trust for the benefit of the Lenders, separate from such Credit Party's or Subsidiary's own property and funds, and immediately turned over to the Agent with proper assignments or endorsements. No checks, drafts or other instruments received by the Agent shall constitute final payment unless and until such instruments have actually been collected.

     7.19 NOTICE; CREDIT MEMORANDA; AND RETURNED GOODS.

     Each Credit Party will notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of any Account, and of all material customer disputes, offsets, defenses, counterclaims, returns and rejections, and all reclaimed or repossessed merchandise or goods, provided, however, that such notice shall only be required as to any such matter that affects Accounts outstanding at any one time from any account debtor, or reclaimed or repossessed merchandise and goods in each instance, having a value greater than $250,000. Each Credit Party will issue credit memoranda in accordance with its customary practices (with duplicates to the Agent upon its request for same) upon accepting returns or granting allowances, and may continue to do so until the existence of an Event of Default. After the occurrence and during the continuance of an Event of Default, each Credit Party agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Credit Party, marked with the Lenders' name and held by such Credit Party for the Lenders' account as owner and assignee.

     7.20 ACKNOWLEDGMENT AGREEMENTS.

     Each Credit Party will assist the Agent in obtaining executed Acknowledgment Agreements from each of the warehousemen, aircraft lessors, landlords and mortgagees with whom such Credit Party conducts business from time to time.

     7.21 [INTENTIONALLY OMITTED.]

     7.22 MAINTENANCE OF PROPERTY.

     Each Credit Party will, and will cause each of its Subsidiaries to, keep all property useful and necessary to its respective business in satisfactory working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material.

     7.23 REVISIONS OR UPDATES TO SCHEDULES.

     If any of the information or disclosures provided on any of Schedules 6.8, 6.7, 6.9, 6.10, 6.14, 6.15, 6.17, 6.19, 6.20, 6.24, 6.28, 6.31 or 6.32, or to
any of the schedules to the Security Agreement, originally attached hereto or thereto, as the case may be, become outdated or incorrect in any material respect, the Credit Parties shall deliver to the Agent and the Lenders as part of the compliance certificate required pursuant to Section 7.1(d) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s) in any material respect at the date originally delivered unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

     7.24 ANTI-TERRORISM LAWS.

     None of the Credit Parties shall, nor shall any of them permit any of their respective Subsidiaries to, knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Each of the Credit Parties shall deliver to the Agent and Lenders any certification or other evidence requested from time to time by the Agent or any Lender, in the Agent's reasonable discretion, confirming such Person's compliance with this Section.

                                  ARTICLE VIII

                               FINANCIAL COVENANTS

     Until termination of this Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, agrees that, unless the Required Lenders shall have otherwise consented in writing, during any Financial Compliance Testing Period:

     8.1 LEVERAGE RATIO.

     The Parent and its consolidated Subsidiaries shall maintain a Leverage Ratio of no greater than 3.0 to 1.00 as of the last day of each fiscal quarter, commencing with the first fiscal quarter (or portion thereof) ending after the Closing Date.

     8.2 FIXED CHARGE COVERAGE RATIO.

     The Parent and its consolidated Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 as of the last day of each fiscal quarter, commencing with the first fiscal quarter (or portion thereof) ending after the Closing Date.

     8.3 CAPITAL EXPENDITURES.

     The Credit Parties shall not make Consolidated Capital Expenditures in excess of $10,000,000 during any fiscal year.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

     Until termination of the Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations due or to become due hereunder, each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of the Subsidiaries to:

     9.1 RESTRICTIONS ON LIENS.

     Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens and except during the period specified in
Section 11.1(l) for the stay, vacation, discharge or bonding of a judgment.

     9.2  RESTRICTIONS ON ADDITIONAL INDEBTEDNESS.

     Incur or create any liability for Indebtedness other than Permitted Indebtedness.

     9.3  RESTRICTIONS ON SALE OF ASSETS.

     Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of the Parent, except as permitted under
Section 9.4 below) other than (a) sales or consumption of Inventory in the ordinary course of business, (b) sale-leaseback transactions permitted by
Section 9.15, (c) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete, surplus or that are no longer used or useful in the conduct of such Credit Party's or Subsidiary's business, (d) sales or other disposition or consumption in the ordinary course of business of assets or properties (other than Inventory) used in such Credit Party's or Subsidiary's business that are worn out, destroyed by use or in need of replacement and that are repaired to be reasonably equivalent in value and utility or are replaced with assets of reasonably equivalent value or utility, (e) termination of Hedging Agreements in the ordinary course of business, (f) transfers between or among Credit Parties, (g) trade-ins in connection with permitted purchase money Indebtedness, (h) leases or subleases in the ordinary course of business and (i) non-exclusive licenses or sublicenses of Proprietary Rights in the ordinary course of business..

     9.4  NO CORPORATE CHANGES.

          (a) Merge or consolidate with any Person, provided, however, that subject to Section 7.16, the Parent and its Subsidiaries may merge or consolidate with and into each other (so long as, if such merger or consolidation involves the Parent, the Parent is the surviving entity, and if such merger or consolidation involves a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity) and the Parent may engage in Permitted Acquisitions, (b) alter or modify any Credit Party's or any of its Subsidiary's Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner materially adverse to the interests of the Agent or the Lenders or in any way which could reasonably be expected to have a Material Adverse Effect, (c) without providing thirty (30) days prior written notice to the Agent and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as the Agent may require, (i) change its state of incorporation or formation, (ii) change its registered corporate name, (iii) change the location of its chief executive office and principal place of business (as well as its books and records) from the locations set forth on Schedule 6.7, or (iv) change the location of its Collateral (except as permitted by Section 5(i) of the Security Agreement), or (d) enter into or engage in any business, operation or activity materially different from that presently being or presently contemplated to be conducted by the Credit Parties, as reflected in the Forecasts.

     9.5  NO GUARANTEES.

     Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Affiliate (other than a Credit Party or World Risk

Solutions) of any Credit Party, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder or in connection with leases of aircraft or other assets or other contracts entered in the ordinary course of business and (c) guarantees of Permitted Indebtedness.

     9.6  NO RESTRICTED PAYMENTS.

     Make a Restricted Payment, other than a Permitted Investment, and other than (a) to pay dividends or make distributions of cash from Parent or any Subsidiary to any Credit Party, and (b) to repurchase shares or warrants issued by the Credit Parties, so long as immediately after such repurchase the sum of Excess Borrowing Base Availability plus Unrestricted Cash Balances shall not be less than $20,000,000.

     9.7  NO INVESTMENTS.

     Make any Investment other than Permitted Investments or as permitted under
Section 9.6.

     9.8  NO AFFILIATE TRANSACTIONS.

     Enter into any material transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate (other than another Credit Party or any other Subsidiary of the Parent on a comparable basis for the same type of services) of any Credit Party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, (b) as permitted under Section 9.4, Section 9.5, Section 9.6 or clause (iv) of the definition of Permitted Investments and (c) usual and customary indemnification arrangements for officers and directors, payments of customary directors fees and expenses, employment agreements and employee benefit or compensation plans.

     9.9  NO PROHIBITED TRANSACTIONS UNDER ERISA.

          (a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction involving the assets of a Plan which could result in a material civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (b) permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

          (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Credit Party or any of its Subsidiaries or ERISA Affiliates under Title IV of ERISA;

          (e) fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

          (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment to a Benefit Plan required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (g) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any of the Credit Parties or any of their Subsidiaries or ERISA Affiliates is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

          (h) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA in excess of $2,000,000; or

          (i) allow any representation made in Section 6.14 to be untrue at any time during the term of this Credit Agreement.

     9.10 NO ADDITIONAL BANK ACCOUNTS.

     Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) accounts with Wachovia maintained in accordance with Section 2.3, (b) the accounts set forth on Schedule 6.35, each of which shall be subject to a Deposit Account Control Agreement, except to the extent otherwise determined by the Agent, (c) deposit accounts established after the Closing Date that are subject to a Deposit Account Control Agreement, (d) any account with Valley National Bank subject to a Funds Letter Agreement, (e) any account with the United Parcel Service subject to a Funds Letter Agreement, (f) foreign accounts containing balances in an aggregate amount not exceeding $5,000,000 and domestic accounts containing balances in an aggregate amount not exceeding $200,000 and (g) other deposit accounts established after the Closing Date solely as payroll, charter escrow accounts and other zero balance accounts.

     9.11 [INTENTIONALLY OMITTED.]

     9.12 AMENDMENTS OF MATERIAL CONTRACTS.

     Without the prior written consent of the Agent, amend or modify in any material respect adverse to a Credit Party, or cancel or terminate, unless promptly renewed, or permit such amendment or modification, or such cancellation or termination of any of the Material Contracts including, without limitation any Operative Document.

     9.13 ADDITIONAL NEGATIVE PLEDGES.

     Create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party or any of its Subsidiaries, other than Permitted Liens or (ii) any Contractual Obligation which could reasonably be expected to restrict or inhibit in any material respect the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

     9.14 SUBORDINATED DEBT.

     Effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, increase the rates or amounts of interest or fees payable with respect to any Subordinated Debt, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except for the scheduled payments required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt and except as permitted under Section 9.6.

     9.15 SALE AND LEASEBACK.

     Enter into any arrangement, directly or indirectly, whereby any Credit Party or any of its Subsidiaries shall sell or transfer any property owned by it to a Person (other than the Credit Parties or any of their Subsidiaries) in order then or thereafter to lease such property or lease other property which such Credit Party or Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

     9.16 LICENSES, ETC.

     Enter into licenses of, or otherwise restrict the use of, any Proprietary Rights which would prevent any Credit Party or any of its Subsidiaries from selling, transferring, encumbering or otherwise disposing of any such Proprietary Rights.

     9.17 LIMITATIONS.

     Create, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease or license governing a leasehold interest or license,
(ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit party, and (iii) this Credit Agreement and the other Credit Documents.

     9.18 [INTENTIONALLY OMITTED.]

     9.19 ISSUANCE OF CAPITAL STOCK.

     Sell or permit any of its Subsidiaries to sell or issue any Capital Stock having a preference over the common stock of such Person.

     9.20 HEDGE TRANSACTIONS.

     Engage in any transaction involving commodity options or future contracts or any similar speculative transactions, except for Lender Hedging Agreements or Hedging Agreements used solely as part of the normal business operations of the Borrowers as a risk management strategy and/or a hedge against changes resulting from market operations in accordance with the Borrowers' customary policies and not as a means to speculate for investment purposes.

                                    ARTICLE X

                                     POWERS

     10.1 APPOINTMENT AS ATTORNEY-IN-FACT.

     Each Credit Party hereby irrevocably authorizes and appoints the Agent, or any Person or agent the Agent may reasonably designate, as such Credit Party's attorney-in-fact, at such Credit Party's cost and expense, to exercise, subject to the limitations set forth in Section 10.2, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full and all of the Commitments have been terminated:

          (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent, the Lenders or such Credit Party, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

          (b) To receive, open and dispose of all mail addressed to such Credit Party and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

          (c) To request at any time from customers indebted on Accounts, in the name of such Credit Party or a third party designee of the Agent, customary information concerning the Accounts and the amounts owing thereon;

          (d) To give customers indebted on Accounts notice of the Lenders' interest therein, and/or to instruct such customers to make payment directly to the Agent for such Credit Party's account;

          (e) To take or bring, in the name of the Agent, the Lenders or such Credit Party, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts; and

          (f) To file, record and register any or all of the Lenders' security interest in intellectual property of the Credit Parties with the United States Patent and Trademark Office or the United States Copyright Office.

     10.2 LIMITATION ON EXERCISE OF POWER.

     Notwithstanding anything hereinabove to the contrary, the powers set forth in subparagraphs (b), (d) and (e) above may only be exercised by the Agent on and after the occurrence of an Event of Default which has not otherwise been waived by the Agent. The powers set forth in subparagraphs (a), (c) and (f) above may be exercised by the Agent at any time.

                                   ARTICLE XI

                         EVENTS OF DEFAULT AND REMEDIES

     11.1 EVENTS OF DEFAULT.

     The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

          (a) failure of any Borrower to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise, (ii) any principal of the Revolving Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise or (iii) any expenses hereunder within ten (10) Business Days after receipt by the Borrowers from the Agent or any applicable Lender of notice that such expenses are payable;

          (b) any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

          (c) failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(j),
     Section 7.3(a)(but only as to maintenance of corporate or other organizational existence), Section 7.5, Article VIII (during any Financial Covenant Testing Period) or Article IX;

          (d) failure of any Credit Party (i) to deliver the Borrowing Base Certificate within five Business Days of the day required by Section 7.1(e), or (ii) to comply with any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, such breach or failure to comply is not cured within thirty (30) days of its occurrence;

          (e) except as permitted by Section 9.4 above, dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Subsidiaries, or the failure of any Credit Party or any of its Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party's or any of its Subsidiaries' creditors for purposes of compromising any Credit Party's or any of its Subsidiaries' debts, or the failure by any Credit Party or any of its Subsidiaries generally, or the admission by any Credit Party or any of its Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);

          (f) the commencement by or against any Credit Party or any of its Subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any of its Subsidiaries, such proceeding is not dismissed within sixty (60) days or an order for relief is entered at any time;

          (g) the occurrence of a Change of Control;

          (h) any Credit Party or any of its Subsidiaries shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate principal amount of $2,000,000 or more when due or within any applicable grace period or waiver; or

          (i) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that results in or would permit (i) the acceleration of the maturity of any note, agreement or instrument evidencing (A) any Subordinated Debt or (B) any other Indebtedness of any Credit Party or any of its Subsidiaries and the aggregate principal amount of all such other Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is accelerated or permitted to be accelerated, exceeds $2,000,000, or (ii) the termination (other than in accordance with its terms) of any Lender Hedging Agreement;

          (j) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

          (k) (i) any holder of Subordinated Debt alleges (or any Governmental Authority with applicable jurisdiction determines) that the Subordinated Debt is not subordinated to any of the Obligations or (ii) the subordination provisions in any agreement relating to Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt;

          (l) one or more judgments or decrees shall be entered against one or more of the Credit Parties or any of their Subsidiaries involving a liability of $2,000,000 or more in the aggregate (to the extent not paid or covered by insurance (i) provided by a carrier who has acknowledged coverage and has the ability to perform or (ii) as determined by the Agent in its reasonable discretion) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

          (m) any Termination Event (other than a Reportable Event with respect to a Multiemployer Plan) with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Parent by the Agent or any Lender, and the then current value of such Benefit Plan's benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan's assets allocable to such benefits by more than $2,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer from a Benefit Plan, the withdrawing employer's proportionate share of such excess exceeds such amount, or, in the case of a Termination Event involving the withdrawal by an ERISA Affiliate from a Multiemployer Plan, the assessment of withdrawal liability in excess of said amount);

          (n) any default or termination shall have occurred under any Material Contract, including, without limitation, any Operative Document, to which any Credit Party is a party, which default or termination could reasonably be expected to have a Material Adverse Effect; or

          (o) any other Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

     11.2 ACCELERATION.

     Upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Lenders, the Agent shall, upon the written, telecopied or telex request of the

Required Lenders, and by delivery of written notice to the Credit Parties from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against any Borrower: (a) declare all Obligations (other than those arising in connection with a Lender Hedging Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(e) or (f) in which case all Obligations (other than those arising in connection with a Lender Hedging Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender,
(b) immediately terminate this Credit Agreement and the Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under applicable law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

     In addition, upon demand by the Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.9), the Borrowers shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

                                   ARTICLE XII

                                   TERMINATION

          (a) Except as otherwise provided in Article XI, the Revolving Loan Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately terminate. Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Agent may withhold any balances in the Borrowers' Loan accounts, in an amount sufficient, in the Agent's sole discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations. All of the Agent's and the Lenders' rights, liens and security interests shall continue after any termination until termination in accordance with the provisions of this Section.

          (b) This Credit Agreement, together with all other Credit Documents, shall continue in full force and effect until each of the following events (collectively, the "Credit and Collateral Termination Events") has occurred: (i) all of the Obligations have been fully and finally paid and performed (other than inchoate indemnity obligations), (ii) all Letters of Credit have expired or terminated, (iii) all Lender Hedging Agreements have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such Lender Hedging Agreements and the Agent),

     (iv) all agreements relating to Bank Products have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such agreements and the Agent), and (v) all Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Agent or the Lenders in connection with any of the foregoing.

                                  ARTICLE XIII

                                    THE AGENT

     13.1 APPOINTMENT OF AGENT.

          (a) Each Lender hereby designates Wachovia as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

          (b) The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower.

     13.2 NATURE OF DUTIES OF AGENT.

     The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement except as expressly set forth herein.

     13.3 LACK OF RELIANCE ON AGENT.

          (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

          (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement, the Notes or any other Credit Document or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement, the Notes or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

     13.4 CERTAIN RIGHTS OF THE AGENT.

     The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders. If the Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

     13.5 RELIANCE BY AGENT.

     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     13.6 INDEMNIFICATION OF AGENT.

     To the extent the Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement or any other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

     13.7 THE AGENT IN ITS INDIVIDUAL CAPACITY.

     With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any Affiliate of the Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

     13.8 HOLDERS OF NOTES.

     The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.9 SUCCESSOR AGENT.

     The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and
(2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 14.7 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. Any resignation by Wachovia as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor's appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

     13.10 COLLATERAL MATTERS.

          (a) Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender authorizes and directs the Agent to make such changes to the form Acknowledgment Agreement attached hereto as Exhibit A as the Agent deems necessary in order to obtain any Acknowledgment Agreement from any landlord, warehouseman or aircraft lessor of any Credit Party. Each Lender also authorizes and directs the Agent to review and approve all agreements regarding the Collection Accounts (including the Deposit Account Control Agreements related thereto) on such terms as the Agent deems necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security

     Documents. The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Credit Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by applicable law.

          (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations (including the Letter of Credit Obligations) at any time arising under or in respect of this Credit Agreement or the other Credit Documents, or any Lender Hedging Agreement or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent if the applicable Credit Party certifies to the Agent that the sale or disposition is made in compliance with Section 9.3 (and the Agent may rely conclusively on any such certificate, without further inquiry) or
     (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

          (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the applicable Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any of its Subsidiaries in respect of) all interests retained by such Credit Party or Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

          (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or any Subsidiary or is cared for, protected or insured or that the liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

          (e) The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by the Agent with respect to any Credit Party and any appraisals obtained by the Agent with respect to any of the Collateral. The Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of any Credit Party or the Collateral, or in any such appraisal, unless such error or omission was the direct result of the Agent's willful misconduct.

     13.11 ACTIONS WITH RESPECT TO DEFAULTS.

     In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including, without limitation, actions permitted by clause (c) of Section 11.2.

     13.12 DELIVERY OF INFORMATION.

     The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Credit Parties or any of their Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and
(b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

     13.13 NO RELIANCE ON AGENT'S CUSTOMER IDENTIFICATION PROGRAM.

     Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, Participants or Assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their Affiliates or its agents, the Credit Documents or the transactions hereunder:
(1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

     13.14 USA PATRIOT ACT.

     Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.1 WAIVERS.

     Each Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof (except to the extent elsewhere provided in any of the Credit Documents) as well as notice of nonpayment. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

     14.2 JURY TRIAL.

     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND (BY EXECUTION AND DELIVERY OF THE GUARANTY AGREEMENT OR OF A JOINDER THERETO AND INCORPORATION BY REFERENCE THEREIN) EACH GUARANTOR, IF ANY, AND THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

     14.3 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

          (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of Georgia in Fulton County or of the United States for the Northern District of Georgia, and, by execution and delivery of this Credit Agreement, each of the Borrowers, and by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein each of the Guarantors, if any, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts, and agrees to be bound by the other provisions set forth in this Section 14.3. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.4, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

          (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     14.4 NOTICES.

     Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand or courier, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or
(d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the following address or telecopy numbers in the case of the Parent, the other Credit Parties, the Agent and the Issuing Bank, and as set forth on
Schedule 14.4 in the case of the Lenders, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day.

The Parent
and the other
Credit Parties:         World Air Holdings, Inc.
                        101 World Drive
                        Peachtree City, GA 30269
                        Attention: Chief Financial Officer
                        Telephone: (770) 632-8000
                        Telecopier: (770) 632-8034

                        with a copy to:

                        World Air Holdings, Inc.
                        101 World Drive
                        Peachtree City, GA 30269
                        Attention: General Counsel
                        Telephone: (770) 632-8000
                        Telecopier: (770) 632-8048

                        and

                        Powell Goldstein LLP
                        One Atlantic Center - Fourteenth Floor
                        1201 West Peachtree Street, NW
                        Atlanta, GA 30309
                        Attention: David Armitage
                        Telephone: (404) 572-6675
                        Telecopier: (404) 572-6999

The Agent
and the Issuing Bank:   Wachovia Bank, National Association
                        171 17th Street, N.W.

                        Atlanta, Georgia 30363
                        Attention: David Beasley
                        Telephone: (404) 214-1686
                        Telecopier: (404) 214-3962

                        and, if at the time of such notice there is more than one Lender hereunder, a copy to:

                        Wachovia Bank, National Association
                        201 South College Street
                        NC0608/CP8
                        Charlotte, North Carolina 28288-0608
                        Attention: Syndication Agency Services
                        Telecopier: (704) 383-0288
                        Telephone: (704) 374-2698(1)

provided, that notices given by the Parent pursuant to Section 2.1, Section 2.9 or Article III hereof shall be effective only upon receipt thereof by the Agent or the Issuing Lender, as applicable.

----------
(1) This address is to be used only if this credit facility has been syndicated. Otherwise, only the Wachovia address set forth below is to be used.

     14.5 ASSIGNABILITY.

          (a) No Borrower shall have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders.

          (b) Notwithstanding subsection (c) of this Section 14.5, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to any Approved Assignee. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

          (c) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign to any Approved Assignee and, with the consent of the Agent (such consent not to be unreasonably withheld or delayed) and concurrent notice to the Borrowers, but without the consent of the Borrowers or any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the Notes; provided, however, that (i) any such assignment of a portion must be for a constant and non-varying portion of its Loans and Commitments, (ii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 for each assignment to be paid by the assignee, (iii) no such assignment shall be for less than $5,000,000 or, if less, the entire remaining Commitments of such Lender of the Commitments and (iv) if such assignee is a Foreign Lender, all of the requirements of Section 2.6(b) shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein. Upon such execution and delivery of the Assignment and Acceptance to the Agent, from and after the effective date of such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and
     (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.7 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

          (d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto,
     (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

          (e) The Agent shall maintain at its address referred to in Section
     14.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five (5) Business Days after its receipt of such notice, if requested by the assignee, the Borrowers shall execute and deliver to the Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Parent) a new Note or Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder and if requested by it, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Any such new Note or Notes shall re-evidence the indebtedness outstanding under any old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

          (g) Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and any Note or Notes held by it); provided that (i) such Lender's obligations under this Credit Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.

          (h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

          (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrowers or any of their Subsidiaries, subject to compliance with Section 14.6 below.

     14.6 INFORMATION.

     Each Lending Party agrees to keep confidential any information furnished or made available to it by the Borrowers pursuant to this Credit Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, with respect to clauses (c) through (e), to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Lender Hedging Agreement, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document,
(i) subject to provisions substantially similar to those contained in this
Section 14.6, to any actual or proposed participant or assignee and (j) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications. Each Borrower hereby authorizes the Agent to use the name, logos and other insignia of such Borrower and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertising, on its website or in other marketing materials of the Agent, subject to such Borrower's prior review of appropriate notices identifying Borrower's intellectual property rights therein.

     14.7 PAYMENT OF EXPENSES; INDEMNIFICATION.

     The Borrowers agree to: (a) pay all out-of-pocket costs and expenses of (i) the Agent in connection with (A) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Credit Parties with law and the provisions of such documents (including, without limitation, the reasonable fees actually incurred and expenses of special counsel to the Agent and the fees and expenses of counsel for the Agent in connection with collateral issues and all due diligence, appraisal, field exam, environmental audit and other similar costs (including ongoing per diem and out of pocket expenses related to field exams and appraisals)), and (B) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents and (ii) the Agent and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents, including, without limitation, in connection with any such enforcement, the reasonable fees actually incurred and disbursements of counsel for the Agent and each of the Lenders, and the reasonable fees and expenses of a financial consultant engaged by the Agent or its counsel in connection with the foregoing, and (B) any investigation (including, without limitation, background checks) performed to determine whether any Credit Party, or any officer, director shareholder or Affiliate of a Credit Party has violated any Anti-Terrorism Law or other similar law. The Borrowers shall indemnify, defend and hold harmless the Agent, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct or breach of this Agreement) arising out of or by reason of any litigation, investigation, claim or proceeding which arises out of or is in any way related to (i) this Credit Agreement, any Letter of Credit or any other Credit Documents or the transactions contemplated hereby or thereby, (ii) any actual or proposed use by any Borrower of the proceeds of the Loans or (iii) the Agent's, the Issuing Bank's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (y) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by any Borrower or any of the Lenders in connection with compliance by any Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrowers' obligations under this
Section 14.7 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement. In addition, the Borrowers shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees actually incurred and disbursements of counsel and other professionals) paid or incurred by the Agent, the Issuing Bank or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and
(D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

     14.8 ENTIRE AGREEMENT, SUCCESSORS AND ASSIGNS.

     This Credit Agreement along with the other Credit Documents constitutes the entire agreement among the Credit Parties, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

     14.9 AMENDMENTS, ETC.

     Neither the amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor the consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders and (so long as no Event of Default has occurred and is continuing) the Parent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all the Lenders (and in the case of clause (e) below, with respect to Section 2.8, and clause (f) below, any provider of a Lender Hedging Agreement), do any of the following:

          (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;

          (b) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder;

          (c) postpone any date fixed for any payment or mandatory prepayment in respect of principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder;

          (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder;

          (e) amend or waive Section 2.1(d)(vii), Section 2.7, Section 2.8 or this Section 14.9, or change the definition of Required Lenders;

          (f) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral;

          (g) except as expressly permitted hereunder, modify the definition of Borrowing Base or any defined term or component set forth in the definition thereof such that more credit would be available to the Borrowers as a result of such modification; provided, that (i) the foregoing shall not limit the adjustment by the Agent of any reserve implemented by the Agent and (ii) the foregoing shall not prevent the Agent from restoring any component of the Borrowing Base which had been lowered by the Agent back to the value of such component in effect on the Closing Date or to an intermediate value; or

          (h) agree to subordinate the priority of Liens on the Collateral in favor of the Agent, for the benefit of the Lenders, in favor of any other creditor of the Credit Parties;

and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Agent and/or the Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

     14.10 NONLIABILITY OF AGENT AND LENDERS.

     The relationship between any Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any Credit Party. Neither the Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Credit Party of any matter in connection with any phase of such Credit Party's business or operations.

     14.11 INDEPENDENT NATURE OF LENDERS' RIGHTS.

     The amounts payable at any time hereunder to each Lender on account of such Lender's Loans and under any Note or Notes held by it shall be a separate and independent debt.

     14.12 COUNTERPARTS.

     This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     14.13 EFFECTIVENESS.

     This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by each Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.

     14.14 SEVERABILITY.

     In case any provision in or obligation under this Credit Agreement or any Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     14.15 HEADINGS DESCRIPTIVE.

     The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     14.16 MAXIMUM RATE.

     Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any

Lender for the use, forbearance, or detention of the money loaned to any Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Agent and the Lenders.

     14.17 RIGHT OF SETOFF.

     In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Loan or Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of any Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, including, without limitation, any and all amounts in the Cash Concentration Account. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section
3.8. Any Lender exercising its rights under this Section 14.17 shall notify the Borrowers with reasonable promptness no later than five (5) days after such exercise.

     14.18 CONCERNING JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

          (a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

          (b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

          (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

          (d) The obligations of each Borrower under the provisions of this
     Section 14.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

          (e) Except as otherwise expressly provided in any Credit Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Credit Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 14.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 14.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 14.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 14.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

          (f) The provisions of this Section 14.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 14.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 14.18 will forthwith be reinstated in effect, as though such payment had not been made.

          (g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Credit Party under applicable law or the Contribution Agreement.

     14.19 DELEGATION OF AUTHORITY.

     Each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, hereby authorizes and appoints the Parent and each of the executive officers of the Parent, to be its attorneys ("its Attorneys") and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents. This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any executive officer if such executive officer is no longer an employee of the Parent. Each Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor, if any, hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWERS:                              WORLD AIRWAYS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NORTH AMERICAN AIRLINES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

AGENT AND LENDERS                       WACHOVIA BANK,
                                        NATIONAL ASSOCIATION,
                                        as Agent and as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------